Exhibit 10.1

Execution Version

TERM LOAN CREDIT AGREEMENT

among

DELTA AIR LINES, INC.,

as Borrower,

THE LENDERS PARTY HERETO,

BARCLAYS BANK PLC,

as Administrative Agent,

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Trustee

and

BARCLAYS BANK PLC and JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

and

BBVA SECURITIES INC.,

BOFA SECURITIES, INC.,

BNP PARIBAS,

CITIGROUP GLOBAL MARKETS INC.,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY SENIOR FUNDING INC.,

SUMITOMO MITSUI BANKING CORPORATION,

STANDARD CHARTERED BANK PLC.,

U.S. BANK NATIONAL ASSOCIATION

and

WELLS FARGO SECURITIES LLC,

as Joint Bookrunners

Dated as of April 29, 2020

INDEX OF APPENDICES

Schedule 2.01	Term Commitment Amounts
Schedule 3.14	Primary FAA Slots
Schedule 3.16	Primary Routes

EXHIBIT A	Form of Compliance Certificate
EXHIBIT B	Form of Assignment and Acceptance
EXHIBIT C-1	Form of U.S. Tax Compliance Certificate – Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes
EXHIBIT C-2	Form of U.S. Tax Compliance Certificate – Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes
EXHIBIT C-3	Form of U.S. Tax Compliance Certificate – Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes
EXHIBIT C-4	Form of U.S. Tax Compliance Certificate – Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes
EXHIBIT D	Form of Prepayment Notice
EXHIBIT E	Form of Borrowing Request
EXHIBIT F	Form of Interest Election Request

TERM LOAN CREDIT AGREEMENT

Dated as of April 29, 2020

TERM LOAN CREDIT AGREEMENT, dated as of April 29, 2020, among DELTA AIR LINES, INC., a Delaware corporation (the “Borrower”), each of the several banks and other financial institutions or entities from time to time party hereto (the “Lenders”), BARCLAYS BANK PLC (“Barclays”), as administrative agent for the Lenders (together with its permitted successors in such capacity, the “Administrative Agent”) and U.S. BANK NATIONAL ASSOCIATION, as collateral trustee for the Secured Parties (together with its permitted successors in such capacity, the “Collateral Trustee”).

INTRODUCTORY STATEMENT

The Borrower has applied to the Lenders for a term loan facility in an aggregate principal amount of $1,500,000,000 to be funded on the Closing Date as set forth herein.

The proceeds of the Term Loans will be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries.

To provide security for the repayment of the Term Loans and the payment of the other Obligations of the Borrower hereunder and under the other Loan Documents, the Borrower will, among other things, provide to the Collateral Trustee, for the benefit of the Secured Parties, a security interest in the U.S. Collateral pursuant to the Security Agreement and the UK Collateral pursuant to the UK Debenture and, in each case, subject to the Collateral Trust Agreement.

Accordingly, the parties hereto hereby agree as follows:

SECTION 1.

DEFINITIONS

SECTION 1.01. Defined Terms.

“40 Act” shall mean the Investment Company Act of 1940.

“ABR”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Agent” shall have the meaning set forth in the first paragraph of this Agreement.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise; provided that the PBGC shall not be an Affiliate of the Borrower.

“Agents” shall mean the Administrative Agent, the Arrangers and the Collateral Trustee.

“Agreement” shall mean this Term Loan Credit Agreement, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Aggregate Exposure” shall mean, with respect to any Lender at any time, an amount equal to the sum of the aggregate then unpaid principal amount of such Lender’s Term Loans then outstanding plus unused Incremental Commitments.

“Aggregate Exposure Percentage” shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Airport Authority” shall mean any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.

“Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day (which, if negative, shall be deemed to be 0% on such day) plus 0.50%, (b) the Prime Rate in effect on such day and (c) the LIBO Rate applicable to Eurodollar Borrowings denominated in Dollars for a one-month Interest Period on such day (or if such day is not a Business Day, the next preceding Business Day) plus 1%; provided, that for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration Interest Settlement Rates (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBO Rate available) for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBO Rate available) as an authorized vendor for the purpose of displaying such rates). Any change in such rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate applicable to Eurocurrency Borrowings denominated in Dollars shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate applicable to Eurocurrency Borrowings denominated in Dollars, as the case may be.

“Applicable Appraisal Discount Rate” shall mean, on the date of any valuation of Routes done in connection with an Appraisal Report, 9%.

“Applicable Margin” shall mean a rate per annum equal to (x) 3.75% in the case of ABR Loans and (y) 4.75% in the case of Eurodollar Term Loans.

“Applicable Premium” shall mean, on any date with respect to any Term Loans incurred on the Closing Date being prepaid, the excess (if any) of (A) the present value as of such date of all remaining required interest payments on such Term Loans being prepaid on such date through the first anniversary of the Closing Date (using the LIBO Rate that is determined for a three-month Interest Period commencing on such date and assuming such LIBO Rate remains the same for the entire period from the date of such prepayment to the first anniversary of the Closing Date), plus the present value as of such date of the principal amount of such Term Loans being prepaid, assuming a prepayment date of the first anniversary of the Closing Date, in each case computed using a discount rate equal to the Treasury Rate plus 50 basis points over (B) the principal amount of such Term Loans being prepaid. For purposes of this definition, “Treasury Rate” means the rate per annum equal to the yield to maturity at the time of computation of the United States Treasury securities with a constant maturity as compiled and published in the most recent Federal Reserve Statistical Release H 15 (519) that has become publicly available at least two Business Days prior to such time (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from such date of prepayment to the first anniversary of the Closing Date.

“Applicable Terminal Value Growth Rate” shall mean, (a) with respect to Europe Routes, 1.5% and (b) with respect to Latin American Routes, 2.5%.

“Appraisal Report” shall mean (a) the Initial Appraisal Report and (b) any other appraisal prepared by an Appraiser, in form and substance reasonably satisfactory to the Administrative Agent, which certifies, at the time of determination, the Appraised Value of the Appraised Collateral described therein.

“Appraised Collateral” shall mean Collateral included in an Appraisal Report.

“Appraised Value” shall mean, as of any date of determination, (a) in the case of Appraised Collateral, the fair market value thereof as reflected in the most recent Appraisal Report obtained in respect of such Collateral in accordance with this Agreement (in the case of any Routes, utilizing the Applicable Appraisal Discount Rate and the Applicable Terminal Value Growth Rate) and (b) 160% of the amount of cash and Cash Equivalents pledged at such time as Cure Collateral, and (c) in the case of all other Collateral, the book value thereof.

“Appraisers” shall mean, (a) Morten Beyer & Agnew, (b) BK Associates, Inc. and (c) such other appraisal firm or firms as may be retained by the Administrative Agent and the Borrower from time to time.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ARB Indebtedness” shall mean, with respect to the Borrower or any of its Subsidiaries, without duplication, all Indebtedness or obligations of the Borrower or such Subsidiary created or arising with respect to any limited recourse revenue bonds issued for the purpose of financing or refinancing improvements to, or the construction or acquisition of, airport and other related facilities and equipment, the use or construction of which qualifies and renders interest on such bonds exempt from certain federal or state taxes.

“Arrangers” shall mean Barclays, JPMorgan Chase Bank, N.A. and each other entity identified on the cover of this Agreement as a Joint Bookrunner with respect to the Term Loan Facility.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.02), and accepted by the Administrative Agent, substantially in the form of Exhibit B.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Barclays” shall have the meaning set forth in the first paragraph of this Agreement.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in consultation with the Borrower may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBO Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBO Rate permanently or indefinitely ceases to provide LIBO Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBO Rate:

(1) a public statement or publication of information by or on behalf of the administrator of LIBO Rate announcing that such administrator has ceased or will cease to provide LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBO Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBO Rate, a resolution authority with jurisdiction over the administrator for LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for LIBO Rate, which states that the administrator of LIBO Rate has ceased or will cease to provide LIBO Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBO Rate; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of LIBO Rate announcing that LIBO Rate is no longer representative and such circumstances are unlikely to be temporary.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, and, in each case, consented to by the Borrower in writing and notified in writing to the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders, as applicable.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBO Rate and solely to the extent that LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBO Rate for all purposes hereunder in accordance with Section 2.09 and (y) ending at the time that a Benchmark Replacement has replaced LIBO Rate for all purposes hereunder pursuant to Section 2.09.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing” shall mean the incurrence, conversion or continuation of Term Loans of a single Type made from all the Lenders on a single date and having, in the case of Eurodollar Term Loans, a single Interest Period.

“Borrowing Request” shall mean a request by the Borrower, executed by a Responsible Officer of the Borrower, for a Borrowing in accordance with Section 2.03 and in substantially the form of Exhibit E.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized to remain closed; provided, however, that when used in connection with a Eurodollar Term Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London interbank market.

“Capital Asset Sale” shall have the meaning given to such term in the definition of “EBITDAR” in this Section 1.01.

“Cash Equivalents” means:

(1) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the federal government of the United States (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(2) direct obligations of state, provincial and local government entities, in each case maturing within one year from the date of acquisition thereof, which have, at the date of such acquisition, a rating of at least A- (or the equivalent thereof) from S&P or A-3 (or the equivalent thereof) from Moody’s;

(3) obligations of domestic or foreign companies and their subsidiaries, including, without limitation, bills, notes, bonds, debentures, and mortgage-backed securities, in each case maturing within one year from the date of acquisition thereof and which have, at the date of such acquisition, a rating of at least A- (or the equivalent thereof) from S&P or A-3 (or the equivalent thereof) from Moody’s;

(4) commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 (or the equivalent thereof) from S&P or P-2 (or the equivalent thereof) from Moody’s;

(5) certificates of deposit, banker’s acceptances, banker’s discount notes, time deposits, US Dollar time deposits or overnight bank deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any other commercial bank of recognized standing organized under the laws of the United States or any state thereof or the District of Columbia that has a combined capital and surplus and undivided profits of not less than $100,000,000;

(6) fully collateralized repurchase agreements with a term of not more than six months for underlying securities that would otherwise be eligible for investment;

(7) Investments in money in an investment company organized under the 40 Act, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest 95% of their assets in obligations of the type described in clauses (1) through (6) above, including money market funds or short-term and intermediate bonds funds;

(8) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the 40 Act or with the criteria set forth in National Instrument 81-102—Mutual Funds, as amended, (ii) are rated AAA (or the equivalent thereof) by S&P or Aaa (or the equivalent thereof) by Moody’s and (iii) have portfolio assets of at least $500,000,000;

(9) deposits available for withdrawal on demand with commercial banks organized in the United States having capital and surplus in excess of $100,000,000;

(10) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A- by S&P or A3 by Moody’s; and

(11) any other securities or pools of securities that are classified under GAAP as cash equivalents or short-term investments on a balance sheet.

“Change in Law” shall mean, after the date hereof, (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law (including pursuant to any treaty or, for purposes of Section 5.09, any other agreement governing the right to fly international routes), rule or regulation or in the interpretation or application thereof by any Governmental Authority, Airport Authority or Foreign Aviation Authority after the date of this Agreement applicable to the Borrower or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, requirements, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, regulations, requirements, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, implemented or issued.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than any such transaction where the holders of the Borrower’s Voting Stock immediately before that transaction own, directly or indirectly, not less than a majority of the Voting Stock of the transferee, or the parent thereof, immediately after such transaction and in substantially the same proportion as their ownership in the Borrower before the transaction;

(2) the adoption of a plan relating to the liquidation or dissolution of the Borrower; and

(3) consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Borrower or its subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Borrower’s Voting Stock or other Voting Stock into which the Borrower’s Voting Stock is reclassified, consolidated, exchanged, or changed measured by voting power rather than number of shares, other than any such transaction where:

(a) the Borrower’s outstanding Voting Stock is reclassified, consolidated, exchanged, or changed for other Voting Stock of the Borrower or for Voting Stock of the surviving corporation, and

(b) the holders of the Borrower’s Voting Stock immediately before that transaction own, directly or indirectly, not less than a majority of the Borrower’s Voting Stock or the Voting Stock of the surviving parent corporation immediately after such transaction and in substantially the same proportion as their ownership in the Borrower before the transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Closing Date” shall mean the date on which this Agreement has been executed and the conditions precedent to the effectiveness of this Agreement and the making of the Term Loans set forth in Section 4.01 have been satisfied or waived.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, (i) all assets and properties of the Borrower now owned or hereafter acquired upon which Liens have been granted to the Collateral Trustee to secure the Obligations, the Pari Passu Senior Secured Debt or the Junior Secured Debt (to the extent required to be Collateral hereunder), including without limitation all of the “Collateral” as defined in the Security Agreement and the UK Debenture.

“Collateral Coverage Ratio” shall have the meaning given to such term in Section 6.03.

“Collateral Coverage Ratio Cure Period” shall have the meaning given to such term in Section 6.03.

“Collateral Coverage Test” shall have the meaning given to such term in Section 6.03.

“Collateral Disposition Offer” shall have the meaning given to such term in Section 2.12(b).

“Collateral Documents” shall mean, collectively, the Security Agreement, the UK Debenture, the Collateral Trust Agreement, and other agreements, instruments or documents that create or purport to create a Lien in favor of the Collateral Trustee for the benefit of the Secured Parties.

“Collateral Material Adverse Effect” shall mean a material adverse effect on the Appraised Value of the Collateral, taken as a whole.

“Collateral Trust Agreement” shall mean that certain Collateral Trust Agreement dated as of the Closing Date, among the Borrower, the Administrative Agent, U.S. Bank National Association, as trustee under the Indenture, U.S. Bank National Association, as Collateral Trustee, and each other Secured Debt Representative (as defined in the Collateral Trust Agreement) from time to time party thereto, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time in accordance with the terms thereof.

“Collateral Trustee” shall have the meaning set forth in the first paragraph of this Agreement.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(a) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; or

(b) if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

provided that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (a) or clause (b) above is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement”.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (or net loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that: (a) all extraordinary gains (but not losses) and all gains (but not losses) realized in connection with any Capital Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded therefrom; (b) the net income (but not net loss) of any Person that is not the specified Person or a Subsidiary or that is accounted for by the equity method of accounting will be included therein only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or Subsidiary of the Person; (c) the net income (but not net loss) of any Subsidiary will be excluded therefrom to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders; (d) the cumulative effect of a change in accounting principles will be excluded therefrom; and (e) the effect of non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to FASB ASC No. 815 will be excluded therefrom.

“Cure Collateral” shall have the meaning set forth in the Collateral Trust Agreement.

“Default” shall mean any event that, unless cured or waived, with the passage of time or the giving of notice or both, would be an Event of Default.

“Defaulting Lender” shall mean, at any time, any Lender that has become, or has had its Parent Company become, the subject of a Bankruptcy Event or a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.

“Designated Banking Product Agreement” shall mean any agreement evidencing Designated Banking Product Obligations entered into by the Borrower or any Subsidiary and any Person that, at the time such Person entered into such agreement, was an Arranger, a Lender or a banking Affiliate of an Arranger or a Lender, in each case designated by the relevant Arranger or Lender and the Borrower, by written notice to the Administrative Agent, as a “Designated Banking Product Agreement,” which notice shall include (i) a copy of an agreement providing an agreed-upon maximum amount of Designated Banking Product Obligations that can be included as Obligations, and (ii) the acknowledgment of such Arranger or Lender (or such banking Affiliate) that its security interest in the Collateral securing such Designated Banking Product Obligations shall be subject to the Collateral Trust Agreement and the other Loan Documents; provided that, after giving effect to such designation, the aggregate agreed-upon maximum amount of all “Designated Banking Product Obligations” included as Obligations, together with the aggregate agreed-upon maximum amount of all “Designated Hedging Obligations” included as Obligations, shall not exceed $250,000,000 in the aggregate.

“Designated Banking Product Obligations” shall mean, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of any treasury, depository and cash management services and automated clearing house transfers of funds services provided by an Arranger, a Lender or any of its banking Affiliates under any Designated Banking Product Agreement, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Designated Hedging Agreement” shall mean any Hedging Agreement entered into by the Borrower or any Subsidiary and any Person that, at the time such Person entered into such Hedging Agreement, was an Arranger, a Lender or an Affiliate of an Arranger or a Lender as designated by the relevant Arranger or Lender (or Affiliate of a an Arranger or Lender) and the Borrower, by written notice to the Administrative Agent, as a “Designated Hedging Agreement,” which notice shall include a copy of an agreement providing for (i) a methodology agreed to by the Borrower, such Arranger, such Lender or Affiliate of an Arranger or a Lender, and the Administrative Agent for reporting the outstanding amount of Designated Hedging Obligations under such Designated Hedging Agreement from time to time, (ii) an agreed-upon maximum amount of Designated Hedging Obligations under such Designated Hedging Agreement that can be included as Obligations, and (iii) the acknowledgment of such Arranger, Lender or Affiliate of an Arranger or a Lender that its security interest in the Collateral securing such Designated Hedging Obligations shall be subject to the Collateral Trust Agreement and the other Loan Documents; provided that, after giving effect to such designation, the aggregate agreed-upon maximum amount of all “Designated Hedging Obligations” included as Obligations, together with the aggregate agreed-upon maximum amount of all “Designated Banking Product Obligations” included as Obligations, shall not exceed $250,000,000 in the aggregate.

“Designated Hedging Obligations” shall mean, as applied to any Person, all Hedging Obligations of such Person under Designated Hedging Agreements; it being understood and agreed that, on any date of determination, the amount of such Hedging Obligations under any Designated Hedging Agreement shall be determined based upon the “settlement amount” (or similar term) as defined under such Designated Hedging Agreement or, with respect to a Designated Hedging Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any termination payments then due and payable) by such Person under such Designated Hedging Agreement.

“Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Institution” shall mean any Person that is or becomes a competitor of the Borrower or is a vendor or manufacturer in respect of the Borrower and, in each case, is designated by the Borrower as such in a writing provided to the Administrative Agent prior to or after the Closing Date, including, in each case, reasonably identifiable Affiliates thereof.

“Dollars” and “$” shall mean lawful money of the United States of America.

“DOT” shall mean the United States Department of Transportation and any successor thereto.

“Dutch Auction” shall mean an auction of Term Loans conducted pursuant to Section 10.02(g) to allow the Borrower to prepay Term Loans at a discount to par value and on a non-pro rata basis, in each case in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures” shall mean, with respect to a purchase of Term Loans by the Borrower pursuant to Section 10.02(g), Dutch auction procedures as reasonably agreed upon by the Borrower and the Administrative Agent.

“Early Opt-in Election” means the occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.09, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBO Rate, and

(2) (i) the election by the Administrative Agent and the Borrower or (ii) the election by the Required Lenders with the written consent of the Borrower to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent and the Borrower of written notice of such election to the Lenders or by the Required Lenders and the Borrower of written notice of such election to the Administrative Agent and the other Lenders.

“EBITDAR” shall mean, for any period, all as determined in accordance with GAAP, without duplication, an amount equal to (a) the Consolidated Net Income of the Borrower and its Subsidiaries for such period, plus (b) the sum of (i) any provision for income taxes for such period, (ii) Interest Expense for such period, (iii) extraordinary, non-recurring or unusual losses for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any employee of the Borrower or its Subsidiaries of any Equity Interests during such period, (vii) aircraft rent expense for such period, (viii) any aggregate net loss during such period arising from a Capital Asset Sale (as defined below), (ix) all other non-cash charges for such period, (x) any losses arising under fuel hedging arrangements during such period, (xi) costs and expenses, including fees, incurred directly during such period in connection with the consummation of the transactions contemplated under the Loan Documents, and (xii) expenses or losses with respect to business interruption covered by insurance, in each case to the extent actually reimbursed, in the case of each of subclauses (i) through (xii) of this clause (b), to the extent deducted in the calculation of consolidated net income of the Borrower and its Subsidiaries for such period in accordance with GAAP, minus (c) the sum of (i) income tax credits for such period, (ii) interest income for such period, (iii) extraordinary, non-recurring or unusual gains for such period, (iv) any aggregate net gain during such period arising from the sale, exchange or other disposition of capital assets by the Borrower or its Subsidiaries (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) (a “Capital Asset Sale”), (v) any gains arising under fuel hedging arrangements during such period, and (vi) any other non-cash gains that have been added in determining consolidated net income during such period, in the case of each of subclauses (i) through (vi) of this clause (c), to the extent included in the calculation of consolidated net income of the Borrower and its Subsidiaries for such period in accordance with GAAP. For purposes of this definition, the following items shall be excluded in determining consolidated net income of the Borrower and its Subsidiaries for any period: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, the Borrower or any of its Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent any such income has actually been received by the Borrower or such Subsidiary, as applicable, in the form of cash dividends or distributions; (3) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (4) any write-up of any asset; (5) any net gain from the collection of the proceeds of life insurance policies; (6) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of the Borrower or any of its Subsidiaries; (7) in the case of a successor to the Borrower by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; (8) any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition of such Subsidiary over the cost to the Borrower or any of its Subsidiaries of the investment in such Subsidiary; and (9) any foreign currency translation gains or losses (including gains or losses related to currency remeasurements of Indebtedness).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean (a) a commercial bank having total assets in excess of $1,000,000,000, (b) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Administrative Agent, which in the ordinary course of business extends credit of the type contemplated herein or invests therein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or Section 406 of ERISA, (c) any Arranger, Lender or any Affiliate of any Arranger or Lender, (d) any Approved Fund, (e) any other financial institution reasonably satisfactory to the Administrative Agent and (f) solely with respect to assignments of Term Loans and solely to the extent permitted pursuant to Section 10.02(g), the Borrower; provided that “Eligible Assignee” shall not include any Disqualified Institution, any natural person or any Affiliate of the Borrower.

“Environmental Laws” shall mean all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or legally binding requirements or agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the protection of environment, preservation or reclamation of natural resources, the handling, treatment, storage, disposal, Release into the environment or threatened Release into the environment of, or human exposure to, any pollutants, contaminants or any toxic, radioactive or otherwise hazardous materials.

“Environmental Liability” shall mean any liability, contingent or otherwise, (including any liability for damages, natural resource damage, costs of environmental investigation, remediation or monitoring or costs, fines or penalties) resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or the arrangement for disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement, lease or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person (whether direct or indirect), and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as (i) a single employer under Section 414(b) or (c) of the Code, or (ii) solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code, or that is under common control with the Borrower within the meaning of Section 4001 of ERISA.

“Escrow Accounts” shall mean (1) accounts of the Borrower or any Subsidiary, solely to the extent any such accounts hold funds set aside by the Borrower or any Subsidiary (plus accrued interest thereon) to manage the collection and payment of amounts collected, withheld or incurred by the Borrower or such Subsidiary for the benefit of third parties relating to: (a) federal income tax withholding and backup withholding tax, employment taxes, transportation excise taxes and security related charges, (b) any and all state and local income tax withholding, employment taxes and related charges and fees and similar taxes, charges and fees, including, but not limited to, state and local payroll withholding taxes, unemployment and supplemental unemployment taxes, disability taxes, workman’s or workers’ compensation charges and related charges and fees, (c) state and local taxes imposed on overall gross receipts, sales and use taxes, fuel excise taxes and hotel occupancy taxes, (d) passenger facility fees and charges collected on behalf of and owed to various administrators, institutions, authorities, agencies and entities, (e) other similar federal, state or local taxes, charges and fees (including without limitation any amount required to be withheld or collected under applicable law) and (f) other funds held in trust for, or otherwise segregated for the benefit of, an identified beneficiary; in each case, held in escrow accounts, agent accounts, trust funds or other segregated accounts; or (2) accounts, capitalized interest accounts, debt service reserve accounts, escrow accounts and other similar accounts or funds established in connection with the ARB Indebtedness.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Eurodollar Rate” means for any Interest Period as to any Eurodollar Borrowing, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two (2) Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected (an “Impacted Interest Period”), the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is less than 1.00%, the Eurodollar Rate will be deemed to be 1.00%.

“Eurodollar Tranche” shall mean the collective reference to Eurodollar Term Loans under a particular facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Term Loans shall originally have been made on the same day).

“Europe Gates” shall have the meaning given to such term in the Security Agreement.

“Europe Routes” shall have the meaning given to such term in the Security Agreement.

“Europe Slots” shall have the meaning given to such term in the Security Agreement.

“Event of Default” shall have the meaning given to such term in Section 7.

“Excess Proceeds” shall have the meaning given to such term in Section 2.12(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder or under any Loan Document, (a) income or franchise Taxes imposed on (or measured by) its net income however denominated by the United States of America or any political subdivision thereof or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or any political subdivision thereof, (b) any Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such taxes (other than a connection arising solely from such recipient’s having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement or any Loan Document), (c) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such recipient is located, (d) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately before designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a), (e) in the case of a Lender, any withholding tax that is attributable to such Lender’s failure to comply with Section 2.16(f) or 2.16(g) and (f) any withholding tax that is imposed by reason of FATCA.

“FAA” shall mean the Federal Aviation Administration of the United States of America and any successor thereto.

“FAA Slot” shall mean, in the case of airports in the United States, at any time, the right and operational authority to conduct one Instrument Flight Rule (as defined in Title 14) scheduled landing or take-off operation at a specific time or during a specific time period at any airport at which landings or take-offs are restricted, including, without limitation, slots and operating authorizations, whether pursuant to FAA or DOT regulations or orders pursuant to Title 14, Title 49 or other federal statutes now or hereinafter in effect.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, any amended or successor provisions that are substantively similar thereto, any regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code, and any intergovernmental agreements with the United States with respect thereto and any laws or regulations implementing such intergovernmental agreement.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fees” shall collectively mean the fees referred to in Section 2.19.

“Fifth-Freedom Rights” shall mean the operational right to enplane passenger traffic and cargo in a foreign country and deplane it in another foreign country, including any such right pursuant to a bilateral treaty between the United States and a foreign country.

“Finance Lease Obligation” shall mean, as applied to any Person, an obligation that is required to be accounted for as a finance or capital lease (and not an operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a finance or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Fitch” means Fitch, Inc., also known as Fitch Ratings, and its successors.

“Foreign Aviation Authorities” shall mean any foreign governmental, quasi-governmental, regulatory or other agency, public corporation or private entity that exercises jurisdiction over the authorization (a) to serve any foreign point on each of the Routes and/or to conduct operations related to the Routes and Supporting Route Facilities and/or (b) to hold and operate any Foreign Slots.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Slot” shall mean all of the rights and operational authority, now held or hereafter acquired, of the Borrower to conduct one (1) landing or takeoff operation during a specific hour or other period at each non-United States airport served in conjunction with the Borrower’s operations over a Route, other than “slots” which have been permanently allocated to another air carrier and in which the Borrower holds temporary use rights.

“GAAP” shall mean generally accepted accounting principles set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time, in each case applied in accordance with Section 1.03.

“Gate Interests” shall mean all of the right, title, privilege, interest, and authority now or hereafter acquired or held by the Borrower in connection with the right to use or occupy holdroom and passenger boarding and deplaning space in any airport terminal at which the Borrower conducts scheduled operations.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government. Governmental Authority shall not include any Person in its capacity as an Airport Authority.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof,

(b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include (i) endorsements for collection or deposits or (ii) customary contractual indemnities in commercial agreements, in each case in the ordinary course of business and consistent with past practice. The amount of any obligation relating to a Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if less, the maximum reasonably anticipated liability for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform) as determined by the guarantor in good faith.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, and radon gas, and all other substances that are regulated as hazardous pursuant to, or, due to their hazardous qualities, could reasonably be expected to give rise to liability under any Environmental Law.

“Hedging Agreement” shall mean any agreement evidencing Hedging Obligations.

“Hedging Obligations” shall mean, with respect to any Person, all obligations and liabilities of such Person under (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other swap or derivative agreements or arrangements designed to manage interest rates or interest rate risk; and (3) other swap or derivative agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, fuel prices or other commodity prices.

“Impacted Interest Period” shall have the meaning given to such term in the definition of “LIBO Rate”.

“Increase Effective Date” shall have the meaning given to such term in Section 2.23(a).

“Increase Joinder” shall have the meaning given to such term in Section 2.23(c).

“Incremental Commitments” shall have the meaning given to such term in Section 2.23(a).

“Incremental Lender” shall have the meaning given to such term in Section 2.23(a).

“Incremental Term Loans” shall have the meaning given to such term in Section 2.23(a).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money (including in connection with deposits or advances), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accrued expenses incurred and current accounts payable, in each case in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) Finance Lease Obligations, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes (other than Excluded Taxes) imposed on or with respect to any payments made by the Borrower under this Agreement or any other Loan Document.

“Indemnitee” shall have the meaning given to such term in Section 10.04(b).

“Indenture” shall mean the Indenture as of the date hereof, among the Borrower and U.S. Bank National Association, as trustee and as collateral trustee.

“Initial Appraisal Report” shall mean the initial appraisal report delivered in respect of the Collateral in accordance with Section 4.01(k).

“Installment” shall have the meaning given to such term in Section 2.10(a).

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05 and in substantially the form of Exhibit F.

“Interest Expense” shall mean, for any period, the gross cash interest expense (including the interest component of Finance Lease Obligations), of the Borrower and its Subsidiaries on a consolidated basis for such period, all as determined in accordance with GAAP.

“Interest Payment Date” shall mean (a) as to any Eurodollar Term Loan having an Interest Period of one (1), two (2) or three (3) months, the last day of such Interest Period, (b) as to any Eurodollar Term Loan having an Interest Period of more than three (3) months, each day that is three (3) months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (c) with respect to ABR Term Loans, the last Business Day of each March, June, September and December.

“Interest Period” shall mean, as to any Borrowing of Eurodollar Term Loans, the period commencing on the date of such Borrowing (including as a result of a conversion from ABR Term Loans) or on the last day of the preceding Interest Period applicable to such Borrowing and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one (1), two (2), three (3) or six (6) months (or, if available to all applicable Lenders, twelve (12) months) thereafter, as the Borrower may elect in the related notice delivered pursuant to Section 2.03 or 2.05; provided that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) no Interest Period shall end later than the applicable Termination Date.

“Interpolated Rate” shall mean, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between: (a) the LIBO Rate for the longest period (for which the LIBO Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Rate for the shortest period (for which that LIBO Rate is available) that exceeds the Impacted Interest Period, in each case, each as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the commencement of such Interest Period of that Loan.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“JFK” shall mean New York’s John F. Kennedy (JFK) International Airport.

“Junior Lien Obligations” shall have the meaning given to such term in the Collateral Trust Agreement.

“Junior Secured Debt” shall mean (i) Indebtedness secured by a Lien on Collateral under Section 6.01(b) and (ii) any Refinancing Debt secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the other Pari Passu Senior Secured Debt pursuant to the Collateral Trust Agreement, so long as (1) such Refinancing Debt is permitted to be incurred and so secured under all applicable Secured Debt Documents and (2) such Refinancing Debt constitutes “Junior Lien Debt” as defined under, and in accordance with the terms of, the Collateral Trust Agreement; provided that, after giving effect to the incurrence of any such Indebtedness described in clause (i) or (ii), the Borrower shall be in compliance with Section 6.03.

“Latin American Gates” shall have the meaning given to such term in the Security Agreement.

“Latin American Routes” shall have the meaning given to such term in the Security Agreement.

“Latin American Slots” shall have the meaning given to such term in the Security Agreement.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Term Loan hereunder at such time.

“Lenders” shall have the meaning set forth in the first paragraph of this Agreement. For the avoidance of doubt, references herein to Lenders shall include Incremental Lenders, if any.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” shall mean, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” shall mean (a) any mortgage, deed of trust, pledge, deed to secure debt, hypothecation, security interest, easement (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-ways, reservations, encroachments, zoning and other land use restrictions, claim or any other title defect, lease, encumbrance, restriction, lien or charge of any kind whatsoever and (b) the interest of a vendor or a lessor under any conditional sale, capital lease or other title retention agreement (or any Finance Lease Obligations having substantially the same economic effect as any of the foregoing, but in any event not in respect of any Non-Finance Lease Obligations).

“Loan Documents” shall mean this Agreement, each Collateral Document and any other instrument or agreement (which is designated as a Loan Document therein) executed and delivered by the Borrower to the Administrative Agent, the Collateral Trustee or any Lender, in each case, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time in accordance with the terms hereof.

“Material Adverse Change” shall mean any event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the validity or enforceability of the Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Trustee and the Lenders thereunder, or (c) the ability of the Borrower to pay the obligations under the Loan Documents.

“Material Indebtedness” shall mean Indebtedness (other than the Term Loans) of the Borrower in an aggregate principal amount exceeding $200,000,000.

“Material Subsidiary” means, at any time, any Subsidiary of the Borrower having at such time (i) total assets, as of the last day of the most recently ended fiscal quarter for which the Borrower’s annual or quarterly financial statements have been most recently required to have been delivered pursuant to Section 5.01, having a net book value greater than or equal to 10% of the total assets of the Borrower and all of its Subsidiaries on a consolidated basis (as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 5.01 or, if available earlier and delivered to the Administrative Agent, the balance sheet that is internally available for the then most recently ended fiscal quarter or fiscal year, as applicable), (ii) total revenue, as of the last day of the most recently ended fiscal quarter for which the Borrower’s annual or quarterly financial statements have been most recently required to have been delivered pursuant to Section 5.01, greater than or equal to 10% of the total revenue of the Borrower and all of its Subsidiaries on a consolidated basis (as shown on the most recent income statement of the Borrower delivered pursuant to Section 5.01 or, if available earlier and delivered to the Administrative Agent, the income statement that is internally available for the then most recently ended fiscal quarter or fiscal year, as applicable) or (iii) any Collateral.

“Milbank UK Opinion” shall have the meaning set forth in Section 4.01(d).

“Moody’s” shall mean Moody’s Investors Service, Inc. (or any successor thereto).

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Multiple Employer Plan” shall mean a Single Employer Plan, which is maintained for employees of the Borrower or an ERISA Affiliate and at least one (1) person (as defined in Section 3(9) of ERISA) other than the Borrower and its ERISA Affiliates and in respect of which the Borrower or an ERISA Affiliate could have liability, contingent or otherwise, under ERISA.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Borrower in respect of any Disposition, net of the direct costs relating to such Disposition, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Disposition, taxes paid or payable as a result of the Disposition, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Finance Lease Obligations” shall mean a lease obligation that is not required to be accounted for as a finance or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. An operating lease shall be considered a Non-Finance Lease Obligation.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” shall mean the unpaid principal of and interest on (including interest, reasonable fees and reasonable out-of-pocket costs accruing after the maturity of the Term Loans and interest, reasonable fees and reasonable out-of-pocket costs accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest, fees or costs is allowed in such proceeding) the Term Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or any Lender (or (i) in the case of Designated Hedging Obligations, any Person who was an Arranger, a Lender or an Affiliate of an Arranger or a Lender when the related Designated Hedging Agreement was entered into, or (ii) in the case of Designated Banking Product Obligations, any Person who was an Arranger or a Lender or a banking Affiliate of any Arranger or Lender at the time the related Designated Banking Product Agreement was entered into), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, out of, or in connection with, this Agreement, any other Loan Document, any Designated Hedging Agreement, any Designated Banking Product Agreement, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, reasonable fees, indemnities, reasonable out-of-pocket costs, reasonable and documented out-of-pocket expenses (including all reasonable fees, charges and disbursements of counsel to any Agent or any Arranger or

Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, however, that the aggregate amount of all Designated Hedging Obligations and Designated Banking Product Obligations (in each case valued in accordance with the definitions thereof) at any time outstanding that shall be included as “Obligations” shall not exceed $250,000,000.

“Officer’s Certificate” shall mean a certificate executed by a Responsible Officer of the Borrower in his/her capacity as such.

“Other Taxes” shall mean any and all present or future stamp, mortgage, intangible, documentary, recording or filing taxes or any other similar taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Pari Passu Notes” shall mean Indebtedness of the Borrower in the form of senior secured notes; provided that (i) immediately after giving pro forma effect thereto and the use of proceeds therefrom (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) the Collateral Coverage Ratio shall be no less than 2.00 to 1.00 and (C) the aggregate outstanding principal amount of all Priority Lien Debt shall not exceed $5,000,000,000; (ii) such Indebtedness does not mature prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred; (iii) such Indebtedness is secured by the Collateral on a pari passu basis with the Term Loan Facility pursuant to the Collateral Trust Agreement; (iv) such Indebtedness is permitted to be incurred and so secured under all applicable Secured Debt Documents (as defined in the Collateral Trust Agreement); (v) such Indebtedness shall have terms and conditions (other than pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions) that are customary market terms for indebtedness of such type; (vi) there shall be no additional direct or contingent obligors with respect to such Indebtedness; and (vii) such Indebtedness constitutes “Priority Lien Debt” as defined under, and in accordance with the terms of, the Collateral Trust Agreement.

“Pari Passu Senior Secured Debt” shall mean (i) the Secured Notes, any other Pari Passu Notes and any other Priority Lien Debt; (ii) any refinancing, refunding, renewal or extension of any such Indebtedness specified in clause (i) hereof; provided that, in the case of Indebtedness under this clause (ii), (1) immediately after giving pro forma effect thereto and the use of proceeds therefrom, (a) the Collateral Coverage Ratio shall be no less than 2.00 to 1.00 and (b) the aggregate outstanding principal amount of all Priority Lien Debt shall not exceed $5,000,000,000, (2) there shall be no additional direct or contingent obligors with respect to such Indebtedness, (3) such Indebtedness shall have a Weighted Average Life to Maturity that is greater than or equal to that of the Indebtedness being so refinanced, refunded, renewed or extended, and (4) such Indebtedness constitutes “Priority Lien Debt” as defined under, and in accordance with the terms of, the Collateral Trust Agreement; and (iii) any Refinancing Debt secured by the Collateral on a pari passu basis with the Obligations pursuant to the Collateral Trust Agreement so long as (1) such Refinancing Debt is permitted to be incurred and so secured under all applicable Secured Debt Documents (as defined in the Collateral Trust Agreement) and (2) such Refinancing Debt constitutes “Priority Lien Debt” as defined under, and in accordance with the terms of, the Collateral Trust Agreement.

“Participant” shall have the meaning given to such term in Section 10.02(d).

“Participant Register” shall have the meaning given to such term in Section 10.02(d).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001, Title III of Pub. L. 107-56, signed into law on October 26, 2001 or any subsequent legislation that amends, supplements or supersedes such Act.

“Payroll Accounts” shall mean depository accounts used only for payroll.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Permitted Disposition” shall mean:

(a) abandonment of Slots or Routes; provided that such abandonment is (A) in connection with the downsizing of any hub or facility which does not materially and adversely affect the business of the Borrower and its Subsidiaries, taken as a whole, (B) in the ordinary course of business consistent with past practices and does not materially and adversely affect the business of the Borrower and its Subsidiaries, taken as a whole, or (C) reasonably determined by the Borrower to be of de minimis value; provided further that (x) after giving effect to such abandonment, the Appraised Value of the remaining Collateral shall satisfy the Collateral Coverage Test, and (y) prior to effecting the removal, the Borrower shall have delivered an officer’s certificate to the Administrative Agent certifying that, after giving effect to such removal, the Appraised Value of the Collateral shall satisfy the Collateral Coverage Test (it being understood that such Appraised Value shall be based on the most recent Appraisal delivered under Section 5.09(a) or, solely in the case of an abandonment pursuant to clause (B), if the Collateral being removed constitutes at least 10% of (i) the Europe Routes, Europe Slots and Europe Gates, (ii) the Latin American Routes, Latin American Slots and Latin American Gates or (iii) Specified Slots, based on an Appraisal of all such category of Collateral performed at (or within 60 days before) the time of such abandonment);

(b) exchange of Primary FAA Slots in the ordinary course of business (including seasonal adjustments to Primary FAA Slots consistent with past practice) that in the Borrower’s reasonable judgment are of reasonably equivalent value (so long as the FAA Slots received in such exchange constitute Primary FAA Slots and are pledged as ”Collateral” for the Obligations);

(c) the termination of leases or airport use agreements in the ordinary course of business to the extent such terminations do not have a Material Adverse Effect or a Collateral Material Adverse Effect;

(d) any other lease or sublease of, or use agreements with respect to, assets and properties that constitute Slots, Gate Interests or Routes in the ordinary course of business and swap agreements with respect to Slots in the ordinary course of business and which lease, sublease, use agreement or swap agreement (A) has a term of less than one year or (B) has a term of one year or longer; provided that if the aggregate Appraised Value of the Collateral leased or subleased pursuant to this subclause (B) is equal to or greater than 10% of the Appraised Value of all Slots, Gate Interests and Routes constituting Collateral in the most recent Appraisal Report delivered by the Borrower pursuant to Section 5.09, the Appraised Value of all Slots, Gate Interests and Routes constituting Collateral, after giving pro forma effect to all outstanding leases, subleases, use agreements and swap agreements pursuant to this subclause (B), would be not materially less than the Appraised Value of all Slots, Gate Interests and Routes constituting Collateral in the most recent Appraisal Report delivered by the Borrower pursuant to Section 5.09, all as determined in good faith by the Borrower and reflected in an Officers’ Certificate that is delivered to the Administrative Agent prior to entering into any such lease or sublease, demonstrating, with reasonably detailed calculations, compliance with the provisions of this subclause (B) and detailing the arrangements pursuant to which the Collateral Trustee’s Liens on all Slots, Gate Interests and Routes constituting Collateral subject to such lease or sublease are not materially adversely affected in the good faith determination of the Borrower; provided that the aggregate Appraised Value of the Primary FAA Slots or Primary Foreign Slots so leased is less than 10% of the Appraised Value of the Collateral;

(e) any single transaction or series of related transactions that involves assets having a fair market value of less than $50,000,000; provided that the Appraised Value of the remaining Collateral shall satisfy the Collateral Coverage Test based on the most recently available Appraisals; and

(f) any Permitted Lien.

“Permitted Liens” shall have the meaning given to such term in Section 6.01.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization, Airport Authority or Governmental Authority or any agency or political subdivision thereof.

“Plan” shall mean a Single Employer Plan or a Multiple Employer Plan that is a pension plan subject to the provisions of Title IV of ERISA, Sections 412 or 430 of the Code or Section 302 of ERISA.

“Plan Asset Regulations” means of 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Primary FAA Slots” shall have the meaning given to such term in the Security Agreement.

“Primary Foreign Slots” shall have the meaning given to such term in the Security Agreement.

“Primary Routes” shall have the meaning given to such term in the Security Agreement.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Priority Lien Debt” shall have the meaning given to such term in the Collateral Trust Agreement.

“Priority Lien Obligations” shall have the meaning given to such term in the Collateral Trust Agreement.

“Qualified Replacement Assets” means Europe Routes, Europe Slots, Europe Gates, Latin American Routes, Latin American Slots, Latin American Gates and Primary FAA Slots that are acquired by the Borrower and (1) are pledged as Collateral under the Collateral Documents to secure Priority Lien Obligations and Junior Lien Obligations and (2) are perfected by a first priority Lien and/or mortgage (or comparable Lien) in favor of the Collateral Trustee for the benefit of the holders of the Priority Lien Obligations and Junior Lien Obligations subject only to Permitted Liens.

“Rating Agency” means (1) each of Fitch, Moody’s, and S&P, and (2) if any of Fitch, Moody’s, or S&P ceases to rate the Term Loans or fails to make a rating of the Term Loans publicly available for reasons outside of the Borrower’s control, a “nationally recognized statistical rating organization” as defined in Section 3 (a)(62) of the Exchange Act, selected by the Borrower (as certified by a resolution of the Borrower’s board of directors) as a replacement agency for Fitch, Moody’s, or S&P, or all of them, as the case may be.

“Rating Decline” with respect to the Term Loans shall be deemed to occur if, within 60 days after public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Term Loans is under publicly announced consideration for possible downgrade by any Rating Agency), the rating of the Term Loans by each Rating Agency shall be decreased by one or more gradations and in each case below Investment Grade; provided that each Rating Agency indicates that such downgrade is as a result of such Change of Control.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder or under any Loan Document, as applicable.

“Refinanced Term Loans” shall have the meaning given to such term in Section 10.08(e).

“Refinancing Amendment” shall have the meaning given to such term in Section 10.08(e).

“Refinancing Debt” shall mean Indebtedness (or commitments in respect thereof) incurred to refinance (whether concurrently or after any repayment or prepayment of any such Indebtedness being refinanced) (a) the Term Loans or (b) Indebtedness (or commitments in respect thereof) incurred pursuant to the preceding clause (a), in each case, from time to time, in whole or part, in the form of (i) one or more new term facilities (each, a “Refinancing Term Facility”) made available under this Agreement with the consent (which consent shall not be unreasonably withheld or delayed) of the Borrower and the Administrative Agent (to the extent such consent would be required under Section 10.02(b) for an assignment of Term Loans to the applicable lender) and the lenders providing such financing (and no other lenders) or (ii) one or more series of term facilities outside of this Agreement; provided that (A) any Refinancing Debt shall not mature prior to the maturity date of, or have a shorter Weighted Average Life to Maturity than, the Term Loans (or any refinancing thereof incurred pursuant to the preceding clause (b)) being refinanced, (B) the other terms and conditions of such Refinancing Debt (excluding pricing, premium, maturity, scheduled amortization and optional prepayment or redemption provisions) shall be customary market terms for indebtedness of such type, (C) after giving pro forma effect to the incurrence of Refinancing Debt and the application of the net proceeds therefrom, the Borrower shall be in pro forma compliance with the Collateral Coverage Test, (D) there shall be no additional direct or contingent obligors with respect to such Refinancing Debt, (E) the aggregate principal amount of such Refinancing Debt shall not exceed the aggregate principal amount of the Indebtedness being refinanced plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing, (F) no Lender shall be obligated to provide any such Refinancing Debt and (G) such Indebtedness shall (i) rank pari passu in right of payment with the Obligations and be secured by the Collateral on a pari passu basis with the Obligations, (ii) rank junior in right of payment with the Obligations and be secured by the Collateral on a junior basis to the Obligations or (iii) be unsecured or secured by assets other than Collateral.

“Refinancing Term Facility” shall have the meaning given to such term in the definition of “Refinancing Debt”.

“Register” shall have the meaning given to such term in Section 10.02(b)(iv).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, employees, agents, advisors, trustees, managers and representatives of such Person and such Person’s Affiliates.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Replacement Term Loan” shall have the meaning given to such term in Section 10.08(e).

“Required Lenders” shall mean, at any time, Lenders (excluding any Defaulting Lenders) holding more than 50% of the aggregate principal amount of all Term Loans outstanding (excluding the outstanding Term Loans of any Defaulting Lender).

“Resignation Effective Date” shall have the meaning given to such term in Section 8.05.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” shall mean the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, vice president, controller, chief accounting officer, secretary or assistant secretary of the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer, assistant treasurer, controller or chief accounting officer of the Borrower.

“Routes” shall mean the routes for which the Borrower holds or hereafter acquires the requisite authority to operate foreign air transportation pursuant to Title 49 including, without limitation, applicable frequencies, exemption and certificate authorities, Fifth-Freedom Rights and “behind/beyond rights”, whether or not utilized by the Borrower.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Sanctions” shall have the meaning given to such term in Section 3.11(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“Security Agreement” shall have meaning set forth in Section 4.01(c).

“Secured Notes” shall mean means the senior secured notes due 2025 issued by the Borrower pursuant to the terms of the Indenture.

“Secured Parties” shall mean, collectively, (i) Administrative Agent, (ii) each Lender and (iii) each other Indemnitee.

“Single Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is maintained for current or former employees of the Borrower or an ERISA Affiliate and in respect of which the Borrower or any ERISA Affiliate could reasonably be expected to have liability under Title IV of ERISA.

“Slot” shall mean each FAA Slot and each Foreign Slot.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“Specified Person” shall have the meaning given to such term in Section 3.11(a).

“Specified Primary FAA Slot” shall have the meaning given such term in the Security Agreement.

“Stated Maturity Date” shall mean April 29, 2023.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one (1) and the denominator of which is the number one (1) minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Term Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” shall mean, with respect to any Person (in this definition referred to as the “parent”), any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership or membership interests having ordinary voting power for the election of directors (or equivalent governing body) is, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Company” shall have the meaning given to such term in Section 6.02(a)(ii).

“Supporting Route Facilities” shall mean Gate Interests, ticket counters and other facilities assigned, allocated, leased, or made available to the Borrower at airports used in the operation of scheduled service over a Route.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall have the meaning given to such term in Section 2.01(a); provided, for the avoidance of doubt, that for all purposes of this Agreement and the other Loan Documents, the term “Term Loans” shall include any Term Loan made pursuant to an Incremental Commitment.

“Term Loan Commitment” shall mean the commitment of each Lender to make Term Loans on the Closing Date hereunder in an aggregate principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite its name in Schedule 2.01 hereto. The aggregate amount of the Term Loan Commitments as of the Closing Date is $1,500,000,000.

“Term Loan Facility” shall mean the Term Loan Commitments and the Term Loans.

“Term Loan Maturity Date” shall mean, with respect to (a) Term Loans made hereunder, the Stated Maturity Date and (b) with respect to any Refinancing Term Facility, the final maturity date therefor as specified in the applicable Refinancing Amendment.

“Term SOFR” means the forward looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” shall mean the earlier to occur of (a) the Term Loan Maturity Date and (b) the acceleration of the Term Loans in accordance with the terms hereof.

“Termination Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice period is waived) as in effect on the Closing Date (no matter how such notice requirement may be changed in the future), (b) an event described in Section 4068 of ERISA, (c) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA, (d) the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, (e) the imposition of Withdrawal Liability or receipt of notice from a Multiemployer Plan that such liability may be imposed, (f) a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA, (g) providing notice of intent to terminate a Plan pursuant to Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, if such amendment requires the provision of security, (h) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, (i) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA) applicable to such Plan, whether or not waived, (j) any failure by any Plan to satisfy the special funding rules for plans maintained by commercial airlines contained in

Section 402 of the Pension Protection Act of 2006, (k) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, or (l) any other event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the imposition of any liability under Title IV of ERISA (other than for the payment of premiums to the PBGC in the ordinary course).

“Title 14” means Title 14 of the U.S. Code of Federal Regulations, including Part 93, Subparts K and S thereof, as amended from time to time or any successor or recodified regulation.

“Title 49” shall mean Title 49 of the United States Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the rules and regulations promulgated pursuant thereto or any subsequent legislation that amends, supplements or supersedes such provisions.

“Transactions” shall mean the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the creation of the Liens over the Collateral in favor of the Collateral Trustee for the benefit of the Secured Parties and the borrowing of the Term Loans.

“Type”, when used in reference to any Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

“UK Collateral” mean the “Collateral” as defined in the UK Debenture.

“UK Collateral Qualifications” means, with respect to the UK Collateral and the UK Debenture, the legal qualifications and reservations (however described) set out in the Milbank UK Opinion.

“UK Debenture” shall have meaning set forth in Section 4.01(c).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“United States Citizen” shall have the meaning given to such term in Section 3.02.

“Unrestricted Cash” means cash and Cash Equivalents of the Borrower that (i) may be classified, in accordance with GAAP, as “unrestricted” on the consolidated balance sheets of the Borrower or (ii) may be classified, in accordance with GAAP, as “restricted” on the consolidated balance sheets of the Borrower solely in favor of the Collateral Trustee and the Secured Parties (as defined in the Collateral Trust Agreement).

“U.S. Collateral” means the “Collateral” as defined in the Security Agreement.

“U.S. Tax Compliance Certificate” shall have the meaning given to such term in Section 2.16(g)(1)(ii)(3).

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” shall have the meaning given to such term under Part I of Subtitle E of Title IV of ERISA and shall include liability that results from either a complete or partial withdrawal.

“Withholding Agent” shall mean the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “knowledge” or “aware” or words of similar import shall mean, when used in reference to the Borrower, the actual knowledge of any Responsible Officer.

SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Upon any such request for an amendment, the Borrower, the Required Lenders and the Administrative Agent agree to consider in good faith any such amendment in order to amend the provisions of this Agreement so as to reflect equitably such accounting changes so that the criteria for evaluating the Borrower’s financial condition shall be the same after such accounting changes as if such accounting changes had not occurred.

SECTION 1.04. Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor, provided that the foregoing shall not apply to any liability arising out of the bad faith, willful misconduct or negligence of the Administrative Agent.

SECTION 1.05. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Designated Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section 1.05, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 2.

AMOUNT AND TERMS OF CREDIT

SECTION 2.01. Term Loans.

(a) Term Loan Commitments. Each Lender severally, and not jointly with the other Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make a term loan denominated in Dollars (each, a “Term Loan” and collectively, the “Term Loans”) to the Borrower on the Closing Date in an aggregate principal amount not to exceed the Term Loan Commitment of such Lender, which Term Loans shall be repaid in accordance with the provisions of this Agreement. Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding by such Lender of the Term Loans to be made by it on such date.

(b) Type of Borrowing. Each Borrowing shall be comprised entirely of ABR Term Loans or Eurodollar Term Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement.

(c) Amount of Borrowing. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is in an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one (1) Type may be outstanding at the same time.

(d) Limitation on Interest Period. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing of a Term Loan if the Interest Period requested with respect thereto would end after the applicable Term Loan Maturity Date.

SECTION 2.02. [Reserved].

SECTION 2.03. Requests for Borrowings. To request Term Loans on the Closing Date, the Borrower shall notify the Administrative Agent of such request by irrevocable written notice (i) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, two (2) Business Days prior to the Closing Date and (ii) in the case of an ABR Borrowing, not later than 5:00 p.m., New York City time, one (1) Business Day prior to the Closing Date. Each such written Borrowing Request shall specify the following information in compliance with Section 2.01(a): (i) the aggregate amount of the requested Borrowing (which shall comply with Section 2.01(c)); (ii) the date of such Borrowing, which shall be a Business Day; (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each applicable Term Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 12:00 noon, New York City time, or such earlier time as may be reasonably practicable, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent will make the applicable Term Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith upon written demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate otherwise applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Term Loan included in such Borrowing.

SECTION 2.05. Interest Elections. (a) The Borrower may elect from time to time to (i) convert ABR Term Loans to Eurodollar Term Loans, (ii) convert Eurodollar Term Loans to ABR Term Loans, provided that any such conversion of Eurodollar Term Loans may only be made on the last day of an Interest Period with respect thereto or (iii) continue any Eurodollar Term Loan as such upon the expiration of the then current Interest Period with respect thereto.

(b) To make an Interest Election Request pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election in writing (i) in the case of a conversion of ABR Term Loans to Eurodollar Term Loans under Section 2.05(a)(i), not later than 12:00 p.m., New York City time, three (3) Business Days (or, with respect to the initial Borrowing of Term Loans, two (2) Business Days) prior to the date of the requested conversion, (ii) in the case of a continuation of Eurodollar Term Loans under Section 2.05(a)(iii), not later than 12:00 p.m., New York City time, three (3) Business Days prior to the expiration of the then current Interest Period with respect thereto and (iii) in the case of a conversion of Eurodollar Term Loans to ABR Term Loans under Section 2.05(a)(ii), not later than 10:00 a.m., New York City time, on the expiration date of the then current Interest Period with respect thereto.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.01:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, and upon the request of the Required Lenders, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06. Limitation on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Term Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Term Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than six (6) Eurodollar Tranches shall be outstanding at any one time.

SECTION 2.07. Interest on Term Loans.

(a) Subject to the provisions of Section 2.08, each ABR Term Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days or, when the Alternate Base Rate is based on the Prime Rate, a year with three hundred sixty-five (365) days or three hundred sixty-six (366) days in a leap year) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Subject to the provisions of Section 2.08, each Eurodollar Term Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days) at a rate per annum equal, during each Interest Period applicable thereto, to the LIBO Rate for such Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Accrued interest on all Term Loans shall be payable in arrears on each Interest Payment Date applicable thereto, on the Termination Date with respect to such Term Loans and thereafter on written demand and (with respect to Eurodollar Term Loans) upon any repayment or prepayment thereof (on the amount repaid or prepaid); provided that in the event of any conversion of any Eurodollar Term Loan to an ABR Term Loan, accrued interest on such Term Loan shall be payable on the effective date of such conversion.

SECTION 2.08. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Term Loan or in the payment of any fee becoming due hereunder, whether at stated maturity, by acceleration or otherwise, the Borrower shall on written demand of the Administrative Agent (which written demand shall be given at the request of the Required Lenders) from time to time pay interest, to the extent permitted by law, on all overdue amounts up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of three hundred sixty (360) days or, when the Alternate Base Rate is applicable and is based on the Prime Rate, a year of three hundred sixty-five (365) days or three hundred sixty-six (366) days in a leap year) equal to (a) with respect to the principal amount of any Term Loan, the rate then applicable for such Borrowings plus 2.0%, and (b) with respect to interest and fees, the rate applicable for ABR Term Loans plus 2.0%.

SECTION 2.09. Effect of Benchmark Transition Event.

(a) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement pursuant to this Section 2.09 will occur prior to the applicable Benchmark Transition Start Date.

(b) In connection with the implementation of a Benchmark Replacement, the Administrative Agent, with the written consent of the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Required Lenders, as applicable, in each case with consent of the Borrower, pursuant to this Section 2.09, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.09.

(d) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Term Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of ABR based upon LIBO Rate will not be used in any determination of ABR.

SECTION 2.10. Repayment of Term Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the ratable account of each Lender the then unpaid principal amount of each Term Loan then outstanding on the Termination Date. The principal amounts of the initial Term Loans funded on the Closing Date shall be repaid in consecutive quarterly installments (each, an “Installment”) of 0.25% of the original aggregate principal amount thereof, on the last Business Day of each March, June, September and December prior to the Stated Maturity Date, commencing on the last Business Day of September, 2020.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Term Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The Borrower shall have the right, upon reasonable notice, to request information regarding the accounts referred to in the preceding sentence.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement. In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(e) Any Lender may request that Term Loans made by it be evidenced by a promissory note. In such event, the Borrower shall promptly execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.02) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. [Reserved].

SECTION 2.12. Mandatory Prepayment of Term Loans.

(a) Within 365 days after the receipt of any Net Proceeds from a Disposition of Collateral pursuant to Section 6.05(a), the Borrower may apply such Net Proceeds:

(i) to purchase or replace other Qualified Replacement Assets;

(ii) to repay Priority Lien Debt; or

(iii) to make a capital expenditure with respect to assets that constitute Collateral;

provided that the Borrower will be deemed to have complied with the provision described in clauses (i) and (iii) of this paragraph if and to the extent that, within 365 days after the sale or other Disposition that generated the Net Proceeds, the Borrower has entered into and not abandoned or rejected a binding agreement to acquire the assets that would constitute Collateral or make a capital expenditure in compliance with the provision described in clauses (i) and (iii) of this paragraph, and that acquisition, purchase or capital expenditure is thereafter completed within 90 days after the end of such 365-day period.

(b) Any Net Proceeds from the such Disposition that are not applied or invested as provided in Section 2.12(a), together with any Net Proceeds that are earlier designated as “Excess Proceeds” by the Borrower, will constitute “Excess Proceeds.” Within five days of the date on which the aggregate amount of Excess Proceeds exceeds $100,000,000 (or earlier if the Borrower so elects), the Borrower shall prepay the Term Loans and will make an offer to purchase and/or repay, prepay or redeem, as applicable, to holders of notes and all holders of other Priority Lien Debt containing provisions similar to those set forth in the Credit Agreement and the Indenture with respect to offers to purchase or prepay any other Priority Lien Debt requiring repayment or prepayment (collectively, whether through an offer or a required prepayment, a “Collateral Disposition Offer”); provided that the percentage of such Excess Proceeds applied to prepay the Lenders in such Collateral Disposition Offer shall equal the percentage of the aggregate principal amount of all Priority Lien Debt represented at such time by the Term Loans. The prepayment amount in such Collateral Disposition Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest to the date of purchase, prepayment or redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Collateral Disposition Offer, the Borrower may use such Excess Proceeds for any purpose not otherwise prohibited by the Credit Agreement. Upon completion of each Collateral Disposition Offer, the amount of Excess Proceeds will be reset at zero.

(c) Within 30 days following the date upon which a Change of Control Triggering Event has occurred, the Borrower shall prepay the Term Loans in full.

(d) All prepayments under this Section 2.12(a) and (b) shall be accompanied by the Applicable Premium (to the extent such prepayments occur during the first year following the Closing Date) and all prepayments under this Section 2.12 shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus Fees and any losses, costs and expenses, as more fully described in Sections 2.15 and 2.19 hereof.

SECTION 2.13. Optional Prepayment of Term Loans.

(a) The Borrower shall have the right, at any time and from time to time, to prepay any Term Loans, in whole or in part, (i) with respect to Eurodollar Term Loans, upon written or facsimile notice in the form of Exhibit D received by 1:00 p.m., New York City time, three (3) Business Days prior to the proposed date of prepayment and (ii) with respect to ABR Term Loans, upon written or facsimile notice in the form of Exhibit D received by 1:00 p.m., New York City time, one (1) Business Day prior to the proposed date of prepayment; provided that ABR Term Loans may be prepaid on the same day notice is given if such notice is received by the Administrative Agent by 12:00 noon, New York City time; provided further, however, that (A) each such partial prepayment shall be in an amount not less than $5,000,000 and in integral multiples of $1,000,000, (B) no prepayment of Eurodollar Term Loans shall be permitted pursuant to Section 2.13(a) other than on the last day of an Interest Period applicable thereto unless such prepayment is accompanied by the payment of the amounts described in Section 2.15, and (C) no partial prepayment of a Borrowing of Eurodollar Term Loans shall result in the aggregate principal amount of the Eurodollar Term Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000.

(b) Notwithstanding anything herein to the contrary, prior to the first anniversary of the Closing Date, in the event of any optional prepayments of the Term Loans incurred on the Closing Date made pursuant to Section 2.13(a), the Borrower shall pay to the applicable Lenders with respect to such Term Loans the Applicable Premium with respect to the Term Loans so prepaid.

(c) All prepayments under Section 2.13(a) shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any Fees and any losses, costs and expenses, as more fully described in Sections 2.15 and 2.19 hereof.

(d) Each notice of prepayment shall specify the prepayment date, the principal amount of the Term Loans to be prepaid and, in the case of Eurodollar Term Loans, the Borrowing or Borrowings pursuant to which made, shall be irrevocable and shall commit the Borrower to prepay such Term Loan by the amount and on the date stated therein; provided that the Borrower may revoke any notice of prepayment under this Section 2.13 if such prepayment would have resulted from a refinancing of any or all of the Obligations hereunder, which refinancing shall not be consummated or shall otherwise be delayed. The Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the principal amount of the Term Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) subject any Lender to any Taxes (other than (A) Indemnified Taxes or (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement subject to Section 2.14(c)); or

(iii) impose on any Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurodollar Term Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of converting any ABR Term Loan to a Eurodollar Term Loan or making, maintaining or continuing any Eurodollar Term Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender reasonably determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts, in each case as documented by such Lender to the Borrower as will compensate such Lender or such Lender’s holding company for any such reduction suffered; it being understood that to the extent duplicative of the provisions in Section 2.16, this Section 2.14(b) shall not apply to Taxes.

(c) The Borrower shall pay to each Lender (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Term Loan equal to the actual costs of such reserves allocated to such Term Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error) and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the funding of the Eurodollar Term Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Term Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Term Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent, and which notice shall specify the Statutory Reserve Rate, if any, applicable to such Lender) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a), (b) or (c) of this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.14 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention as to the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

(f) Any determination by a Lender of amounts owed pursuant to this Section 2.14 to such Lender due to any Change in Law, pursuant to the proviso in the definition thereof shall be made in good faith in a manner generally consistent with such Lender’s standard practice.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Term Loan other than on the last day of an Interest Period applicable thereto (including as a result of the occurrence and continuance of an Event of Default), (b) the failure to borrow, convert, continue or prepay any Eurodollar Term Loan on the date specified in any notice delivered pursuant hereto, or (c) the assignment of any Eurodollar Term Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or Section 10.08(d), then, in any such event, at the request of such Lender, the Borrower shall compensate such Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined in good faith by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Term Loan had such event not occurred, at the applicable rate of interest for such Term Loan (excluding, however the Applicable Margin included therein, if any), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Term Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

SECTION 2.16. Taxes. (a) Any and all payments by or on account of any Obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Indemnified Tax or Other Taxes are required to be withheld from any amounts payable to a Recipient, as determined in good faith by the applicable Withholding Agent, then (i) the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16), such Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition (and without duplication of any payments with respect to Other Taxes pursuant to Section 2.16(a)), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify each Recipient within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by or on behalf of such Recipient on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. After a Recipient learns of the imposition of Indemnified Taxes or Other Taxes, such party will act in good faith to notify the Borrower promptly of its obligations thereunder. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment to the extent available, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.02(d) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or as reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or requested by the Borrower as will (i) enable the Borrower to determine whether such Lender is subject to backup withholding or information reporting requirements, and (ii) permit such payments to be made without withholding or at a reduced rate; provided that a Foreign Lender shall not be required to deliver any documentation pursuant to this Section 2.16(f) that such Foreign Lender is not legally able to deliver.

(g) (1) Without limiting the generality of Section 2.16(f),

(i) any Lender that is a U.S. Person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Administrative Agent (and the Borrower at its request) on or prior to the date on which such Lender becomes a party under this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon the reasonable request of the Borrower or the Administrative Agent), executed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Agent (in such number of copies as shall be requested by the recipient) (and the Borrower at its request) on or prior to the date on which such Foreign Lender becomes a party under this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable;

(2) executed copies of Internal Revenue Service Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that (i) such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, and (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (ii) the interest payments in question are not effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable;

(4) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating bank granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or C-3 (as applicable), Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating bank) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such beneficial owner; or

(5) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

If the Administrative Agent is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Administrative Agent shall deliver to the Borrower, on or prior to the date on which it becomes the Administrative Agent (and from time to time thereafter when the previously delivered forms expire, or upon the reasonable request of the Borrower), such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.

The Administrative Agent and each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(2) If a payment made to a Lender under this Agreement or any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (2), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over an amount equal to such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender incurred in obtaining such refund (including Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (h) if, and then only to the extent, the payment of such amount would place the Administrative Agent or Lender in a less favorable net after-Tax position than the Administrative Agent or Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.17. Payments Generally; Pro Rata Treatment.

(a) The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, or fees or of amounts payable under Section 2.14 or 2.15, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at Barclays Bank PLC, 745 7th Avenue, New York, NY 10019, Telephone No.: (214) 209-0529; Attention: Manish Suresh, pursuant to wire instructions to be provided by the Administrative Agent, except that payments pursuant to Sections 2.14, 2.15 and 10.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in the applicable currency.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, such funds shall be applied (i) first, towards payment of Fees and expenses then due under Sections 2.19 and 10.04 payable to the Administrative Agent and the Collateral Trustee, in their respective capacities as such, (ii) second, towards payment of Fees and expenses then due under Sections 2.19 and 10.04 payable to the Arrangers and the Lenders and towards payment of interest then due on account of the Term Loans, ratably among the parties entitled thereto in accordance with the amounts of such Fees and expenses and interest then due to such parties and (iii) third, towards payment of (A) principal of the Term Loans then due hereunder, (B) any

Designated Banking Product Obligations then due, to the extent such Designated Banking Product Obligations constitute “Obligations” hereunder, and (C) any Designated Hedging Obligations then due, to the extent such Designated Hedging Obligations constitute Obligations hereunder (pro rata among the holders of all such Indebtedness), ratably among the parties entitled thereto in accordance with the amounts of principal, Designated Banking Product Obligations and Designated Hedging Obligations then due to such parties.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(a), 8.04 or 10.04(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(e) Pro Rata Treatment. (i) Each payment by the Borrower of interest in respect of the Term Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Lenders (except that any prepayment of Term Loans with the proceeds of Refinancing Debt shall be applied solely to each applicable tranche of the Indebtedness being refinanced). Amounts prepaid on account of the Term Loans may not be reborrowed.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If the Borrower is required to pay any additional amount or indemnification payment to any Lender under Section 2.14 or to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to file any certificate or document reasonably requested by the Borrower, if, in the judgment of such Lender, such designation, assignment or filing (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense (other than immaterial costs and expenses) and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If, after the date hereof, any Lender requests compensation under Section 2.14 or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.02), all its interests, rights (other than its existing rights to payment pursuant to Section 2.14 or Section 2.16) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts due, owing and payable to it hereunder at such time, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) Each party hereto agrees that (a) an assignment required pursuant to this Section 2.18 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.19. Certain Fees.

(a) The Borrower shall pay (i) to the Administrative Agent the fee set forth in that certain Administrative Agent Fee Letter dated as of the Closing Date between the Administrative Agent and the Borrower and (ii) to the Collateral Trustee the fees set forth in that certain Collateral Trustee Fee Letter dated as of the Closing Date between the Collateral Trustee and the Borrower, in each case at the times set forth therein in immediately available funds.

(b) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent as provided herein and in the Administrative Agent Fee Letter. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.20. Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default pursuant to Section 7.01(b), the Administrative Agent and each Lender (and their respective banking Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding deposits in the Escrow Accounts, Payroll Accounts and other accounts, in each case, held in trust for an identified beneficiary) at any time held and other indebtedness at any time owing by the Administrative Agent and each such Lender (or any of such banking Affiliates) to or for the credit or the account of the Borrower against any and all of any such overdue amounts owing to such Lender (or any of such banking Affiliates) or the Administrative Agent under the Loan Documents, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under any Loan Document; provided that each Lender agrees promptly to notify the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and the Administrative Agent under this Section 2.20 are in addition to other rights and remedies which such Lender and the Administrative Agent may have upon the occurrence and during the continuance of any Event of Default.

SECTION 2.21. Payment of Obligations. Subject to the provisions of Section 7.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Borrower, the Lenders shall be entitled to immediate payment of such Obligations.

SECTION 2.22. [Reserved].

SECTION 2.23. Incremental Term Loans.

(a) Borrower Request. The Borrower may, by written notice to the Administrative Agent from time to time, request an increase to the existing Term Loan Facility (the commitments thereunder, the “Incremental Commitments” and the Term Loans thereunder, the “Incremental Term Loans”) in an amount not less than $50,000,000 individually from one or more Incremental Lenders (which may include any existing Lender) willing to provide such Incremental Commitments in their sole discretion; provided that each Incremental Lender (which is not an existing Lender) shall be subject to the approval requirements of Section 10.02. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the proposed Incremental Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such Incremental Commitments be allocated and the amounts of such allocations (each provider of the Incremental Commitments referred to herein as an “Incremental Lender”); provided that any existing Lender approached to provide all or a portion of the proposed Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment.

(b) Conditions. Any Incremental Commitments shall become effective as of the applicable Increase Effective Date; provided that:

(i) no Lender shall be required to participate in any such new incremental facility;

(ii) all representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of such Increase Effective Date (both before and after giving effect thereto and, in the case of each Borrowing of Term Loans pursuant to Incremental Commitments, the application of proceeds therefrom) with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date and in such case, such representations and warranties shall be true and correct in all material respects as of such date; provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to such Borrowing of Term Loans;

(iii) no Default or Event of Default shall have occurred and be continuing or would result from the Borrowings to be made on such Increase Effective Date; provided, for the avoidance of doubt, that no Default or Event of Default in respect of Section 6.03 shall have occurred and be continuing nor result from the making of such Borrowing on and as of the applicable Increase Effective Date, without giving effect to any Collateral Coverage Ratio Cure Period; and

(iv) after giving pro forma effect to the Borrowings to be made on the Increase Effective Date, (A) the Collateral Coverage Ratio shall not be less than 2.00 to 1.00 and (B) the aggregate outstanding amount of all Priority Lien Debt is no greater than $5,000,000,000.

(c) Terms of Incremental Commitments. The terms and provisions of Term Loans made pursuant to the Incremental Commitments shall be as follows:

(i) terms and provisions with respect to interest rates and amortization schedule of Incremental Term Loans shall be as agreed upon between the Borrower and the Incremental Lenders;

(ii) the final maturity date of any Incremental Term Loan shall be no earlier than the Term Loan Maturity Date of the existing Term Loans;

(iii) the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the shortest remaining average life to maturity of any of the existing Term Loans;

(iv) the interest rate margins for the new Incremental Term Loans shall be determined by the Borrower and the Incremental Lenders; provided, however, that the interest rate margins for such Incremental Term Loans shall be no greater than the highest interest rate margins that may, under any circumstances, be payable with respect to any existing Term Loans plus 50 basis points unless the interest rate margins of the applicable existing Term Loans are increased by an amount equal to (x) the excess of the interest rate margins of the Incremental Term Loans over the corresponding interest rate margins of the respective existing Term Loans minus (y) 50 basis points; and

(v) to the extent that the terms and provisions of the Incremental Loans are not identical to the existing Term Loans (except to the extent permitted by clauses (i), (ii), (iii) and (iv) above), such terms and conditions shall be satisfactory to the Administrative Agent, acting reasonably.

(d) The Incremental Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Incremental Lender making such Incremental Commitment, in form and substance reasonably satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.23. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Term Loans shall be deemed, unless the context otherwise requires, to include references to Term Loans made pursuant to Incremental Commitments made pursuant to this Agreement.

(e) Equal and Ratable Benefit. The Term Loans and Incremental Commitments established pursuant to this Section 2.23 shall constitute Term Loans and Incremental Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents and shall, without limiting the foregoing, benefit equally and ratably from the security interests created by the applicable Collateral Documents. The Borrower shall take any actions reasonably required by the Administrative Agent to ensure that the Lien and security interests granted by the Collateral Documents continue to be perfected after giving effect to the establishment of any such Incremental Commitments.

SECTION 3.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to make Term Loans hereunder, the Borrower represents and warrants as follows:

SECTION 3.01. Organization and Authority. (a) The Borrower and each of its Material Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their organization and are duly qualified and in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect, (b) the Borrower has the requisite corporate or limited liability company power and authority to effect the Transactions, and (c) the Borrower and each of its Material Subsidiaries have all requisite power and authority and the legal right to own or lease and operate their properties, pledge the Collateral and to conduct their business as now or currently proposed to be conducted. On the Closing Date, the Borrower has no Material Subsidiaries.

SECTION 3.02. Air Carrier Status. The Borrower is an “air carrier” within the meaning of Section 40102 of Title 49 and holds a certificate under Section 41102 of Title 49. The Borrower holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49. The Borrower is a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies (a “United States Citizen”). The Borrower possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions, frequencies and consents which relate to the operation of the routes flown by it and the conduct of its business and operations as currently conducted except where failure to so possess would not, in the aggregate, have a Material Adverse Effect.

SECTION 3.03. Due Execution. The execution, delivery and performance by the Borrower of each of the Loan Documents to which it is a party (a) are within its corporate powers, have been duly authorized by all necessary corporate action, including the consent of shareholders where required, and do not (i) contravene the charter or by-laws of the Borrower, (ii) violate any applicable law (including, without limitation, the Exchange Act) or regulation (including, without limitation, Regulations T, U or X of the Board), or any order or decree of any court or Governmental Authority, other than violations by the Borrower which would not reasonably be expected to have a Material Adverse Effect or (iii) conflict with or result in a breach of, constitute a default under, or create an adverse liability or rights under, any material indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on the Borrower or any of its properties, which, in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (b) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority or any other Person, subject to, in the case of the UK Debenture, the UK Collateral Qualifications, and other than (i) approvals, consents and exemptions that have been obtained on or prior to the Closing Date and remain in full force and effect and (ii) consents, approvals and exemptions that the failure to obtain in the aggregate would not be reasonably expected to result in a Material Adverse Effect. Each Loan Document has been duly executed and delivered by the Borrower. This Agreement is, and each of the other Loan Documents to which the Borrower is or will be a party, when delivered hereunder or thereunder, will be, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, (B) general principles of equity, regardless of whether considered in a proceeding in equity or at law and (C) in the case of the UK Debenture, the UK Collateral Qualifications.

SECTION 3.04. Financial Statements; Material Adverse Change.

(a) The Borrower has furnished to the Administrative Agent on behalf of the Lenders copies of the audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2019, reported on by Ernst & Young LLP. Such financial statements present fairly, in all material respects, in accordance with GAAP, the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis as of the date thereof and for the period covered thereby (subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited financial statements). Documents required to be delivered pursuant to this Section 3.04(a) which are made available via EDGAR, or any successor system of the SEC, in the Borrower’s Annual Report on Form 10-K, shall be deemed delivered to the Administrative Agent and the Lenders on the date such documents are made so available.

(b) Except as disclosed in (i) the Borrower’s current report on Form 8-K, dated March 10, 2020, (ii) the Borrower’s current report on Form 8-K, dated March 13, 2020, (iii) the Borrower’s current report on Form 8-K, dated March 18, 2020, (iv) the Borrower’s current report on Form 8-K, dated March 20, 2020, (v) the Borrower’s current report on Form 8-K, dated April 3, 2020, (vi) the Borrower’s current report on Form 8-K, dated April 15, 2020 and (vii) the Borrower’s quarterly report on Form 10-Q, dated April 22, 2020, since December 31, 2019, there has been no Material Adverse Change.

SECTION 3.05. Use of Proceeds. The proceeds of the Term Loans shall be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries (including the repayment of Indebtedness and the payment of fees and transaction costs as contemplated hereby and as referred to in Section 2.19), and no part of the proceeds of any Term Loan will be used for any purpose which would violate, or be inconsistent with, any of the margin regulations of the Board.

SECTION 3.06. Litigation and Compliance with Laws.

(a) There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its properties (including any Collateral), before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (i) that are likely to have a Material Adverse Effect or (ii) that purport to, or could reasonably be expected to, affect the legality, validity, binding effect or enforceability of the Loan Documents or, in any material respect, the rights and remedies of the Administrative Agent, the Collateral Trustee or the Lenders thereunder or in connection with the Transactions.

(b) Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) the Borrower and each of its Material Subsidiaries are currently in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of their business and ownership of their property (including compliance with all applicable Environmental Laws governing their business), and (ii) none of the Borrower or its Subsidiaries has (x) become subject to any Environmental Liability, or (y) received written notice of any pending or, to the knowledge of the Borrower, threatened claim with respect to any Environmental Liability.

SECTION 3.07. Investment Company Act. The Borrower is not, and is not required to be, registered as an “investment company” under the 40 Act, as amended.

SECTION 3.08. ERISA. No Termination Event has occurred or is reasonably expected to occur that would reasonably be expected to have a Material Adverse Effect.

SECTION 3.09. [Reserved] .

SECTION 3.10. Payment of Taxes. Each of the Borrower and its Material Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid when due all Taxes required to have been paid by it, except and solely to the extent that, in each case (a) such Taxes are being contested in good faith by appropriate proceedings and the Borrower or such Material Subsidiary, as applicable, has set aside on its books adequate reserves therefor in accordance with GAAP or (b) the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Economic Sanctions.

(a) Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer or employee of the Borrower or such Subsidiary (each, a “Specified Person”) is an individual or entity currently the subject of any sanctions administered or enforced by the United States (including but not limited to OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Borrower or any of its Subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions.

(b) No Specified Person will use any proceeds of the Term Loans or lend, contribute or otherwise make available such proceeds to any Person for the purpose of funding, financing or facilitating the activities of or with any Person or in any country or territory that, at the time of such financing, is the subject of Sanctions, except to the extent licensed by OFAC or otherwise authorized under U.S. law.

(c) The Borrower, its Subsidiaries, and to the knowledge of the Borrower, the respective officers and directors of the Borrower and such Subsidiary are in compliance in all material respects with applicable Sanctions and will maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance with such laws.

SECTION 3.12. Anti-Corruption Laws. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, the directors, officers, agents, and employees of the Borrower and its Subsidiaries are in compliance in all material respects with all applicable anti-corruption laws. The Borrower and its Subsidiaries will maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

SECTION 3.13. Perfected Security Interests; Priority Lien Obligations. The Collateral Documents, taken as a whole, are effective to create in favor of the Collateral Trustee for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all of the Collateral, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to (A) general principles of equity, regardless of whether considered in a proceeding in equity or at law and (B) in the case of the UK Debenture, the UK Collateral Qualifications. At such time as financing statements in appropriate form are filed in the appropriate offices (and the appropriate fees are paid), subject in each case only to Liens permitted by Section 6.01, such security interest (i) is continuing, valid and enforceable and (ii) is entitled to the benefits, rights and protections afforded under the Collateral Documents (subject to the qualification set forth in the first sentence of this Section 3.13).

SECTION 3.14. Primary FAA Slot Utilization

(a) As of the Closing Date, Schedule 3.14 identifies all of the Primary FAA Slots (other than Specified Primary FAA Slots) held by the Borrower constituting Collateral, and the Appraised Value of all such Primary FAA Slots (if any) is reflected in the Initial Appraisal Report delivered to the Administrative Agent and the Lenders prior to the Closing Date.

(b) Except for matters which would not reasonably be expected to have a Material Adverse Effect or a Collateral Material Adverse Effect, the Borrower is utilizing, or causing to be utilized, its Primary FAA Slots (except Primary FAA Slots which are reasonably determined by the Borrower (in the case of Primary FAA Slots, on the basis of the most recent Appraisal Report) to be of de minimis value) in a manner consistent in all material respects with applicable rules, regulations, laws and contracts in order to preserve both its right to hold and operate the Primary FAA Slots, taking into account any waivers or other relief granted to the Borrower by the FAA, other applicable U.S. Governmental Authorities or U.S. Airport Authorities. The Borrower has not received any written notice from the FAA, other applicable U.S. Governmental Authorities or U.S. Airport Authorities, and is not otherwise aware of any other event or circumstance, that would be reasonably likely to impair in any material respect its right to hold and operate any Primary FAA Slot, except for any such impairment that, either individually or in the aggregate, would not reasonably be expected to have a Collateral Material Adverse Effect.

SECTION 3.15. Primary Foreign Slot Utilization.

(a) Except for matters which would not reasonably be expected to have a Material Adverse Effect or a Collateral Material Adverse Effect, the Borrower is utilizing, or causing to be utilized, its Primary Foreign Slots (except Primary Foreign Slots which are reasonably determined by the Borrower to be of de minimis value) in a manner consistent in all material respects with applicable rules, regulations, foreign laws and contracts in order to preserve both its right to hold and operate the Primary Foreign Slots, taking into account any waivers of other relief granted to the Borrower by Foreign Aviation Authorities. The Borrower has not received any written notice from any applicable Foreign Aviation Authorities, and is not otherwise aware of any other event or circumstance, that would be reasonably likely to impair in any material respect its right to hold and operate any such Primary Foreign Slot, except for any such impairment that, individually or in the aggregate, would not reasonably be expected to have a Collateral Material Adverse Effect.

SECTION 3.16. Primary Routes.

(a) As of the Closing Date, Schedule 3.16 identifies all of the Primary Routes held by the Borrower constituting Collateral, and the Appraised Value of all such Primary Routes (if any) is reflected in the Initial Appraisal Report delivered to the Administrative Agent and the Lenders prior to the Closing Date.

(b) The Borrower holds the requisite authority to operate each of its Primary Routes pursuant to Title 49, applicable foreign law, and the applicable rules and regulations of the FAA, DOT and any applicable Foreign Aviation Authorities, and, except as would not reasonably be expected to have a Material Adverse Effect or a Collateral Material Adverse Effect, has, at all times after being awarded each such Primary Route, complied in all material respects with all of the terms, conditions and limitations of each such certificate or order issued by the DOT and the applicable Foreign Aviation Authorities regarding such Primary Route and with all applicable provisions of Title 49, applicable foreign law, and the applicable rules and regulations of the FAA, DOT and any Foreign Aviation Authorities regarding such Primary Route. There exists no failure of the Borrower to comply with such terms, conditions or limitations that gives the FAA, DOT or any applicable Foreign Aviation Authorities the right to terminate, cancel, suspend, withdraw or modify in any materially adverse respect the rights of the Borrower in any such Primary Route, except to the extent that such failure would not reasonably be expected to have a Collateral Material Adverse Effect.

SECTION 4.

CONDITIONS OF LENDING

SECTION 4.01. Conditions Precedent to Effectiveness and Funding of the Term Loans. The effectiveness of this Agreement and the obligation of the Lenders to make the Term Loans are subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions precedent:

(a) Supporting Documents. The Administrative Agent shall have received with respect to the Borrower:

(i) a copy of the Borrower’s certificate of incorporation, as amended, certified as of a recent date by the Secretary of State of the state of its incorporation or formation;

(ii) a certificate of the Secretary of State of the state of the Borrower’s incorporation, dated as of a recent date, as to the good standing of the Borrower (to the extent available in the applicable jurisdiction) and as to the charter documents on file in the office of such Secretary of State;

(iii) a certificate of the Secretary or an Assistant Secretary of the Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the board of directors of the Borrower or an authorized committee thereof authorizing the Borrowings hereunder and the execution, delivery and performance in accordance with their respective terms of this Agreement, the other Loan Documents and any other documents required or contemplated hereunder or thereunder, (C) that the certificate of incorporation of the Borrower has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer of that entity executing this Agreement and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer of the Borrower as to the incumbency and signature of the officer signing the certificate referred to in this clause (iii)); and

(iv) an Officer’s Certificate from the Borrower certifying (A) as to the accuracy in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the Closing Date, except to the extent that any such representation or warranty by its terms is made as of a different specified date, in which case such representation or warranty shall be or was true and correct in all material respects as of such date (provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects as of the applicable date), in each case before and after giving effect to the Transactions, (B) as to the absence of any Default or Event of Default occurring and continuing on the Closing Date before and after giving effect to the Transactions and (C) that the Borrower is in compliance, giving pro forma effect to the borrowing of the Term Loans, with the Collateral Coverage Test.

(b) Credit Agreement. The Borrower shall have duly executed and delivered to the Administrative Agent this Agreement.

(c) Security Agreements. The Borrower shall have duly executed and delivered to the Collateral Trustee:

(i) a New York State law governed slot, gate and route security and pledge agreement in a form reasonably acceptable to the Administrative Agent (as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time, the “Security Agreement”), together with, in respect of each of the FAA Slots, undated slot transfer documents, executed in blank to be held in escrow by the Collateral Trustee, and financing statements, as may be required to grant, continue and maintain an enforceable security interest in the Collateral (subject to the terms hereof and of the other Loan Documents) in accordance with the UCC as enacted in all relevant jurisdictions; and

(ii) an English law debenture in a form reasonably acceptable to the Administrative Agent (as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time, the “UK Debenture”).

(d) Opinions of Counsel. The Administrative Agent, and the Lenders shall have received:

(i) a written opinion of David S. Cartee, Associate General Counsel for the Borrower, in a form reasonably satisfactory to the Administrative Agent;

(ii) a written opinion of Davis Polk & Wardwell LLP, special New York counsel to the Borrower, in a form reasonably satisfactory to the Administrative Agent;

(iii) a written opinion of Dorsey & Whitney LLP, special Delaware counsel to the Borrower, in a form reasonably satisfactory to the Administrative Agent; and

(iv) a written opinion of Milbank LLP, special English counsel to the Administrative Agent (the “Milbank UK Opinion”).

(e) Payment of Fees and Expenses. The Borrower shall have paid to the Administrative Agent, the Collateral Trustee and the Lenders, as applicable, the Fees as referred to in Section 2.19, and all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Collateral Trustee (including reasonable attorneys’ fees of Milbank LLP) for which invoices have been presented at least one (1) Business Day prior to the Closing Date, or the Borrower shall have authorized that such Fees and expenses be deducted from the proceeds of the initial funding under the Term Loans.

(f) Representations and Warranties. All representations and warranties of the Borrower contained in this Agreement and the other Loan Documents executed and delivered on the Closing Date shall be true and correct in all material respects on and as of the Closing Date, before and after giving effect to the Transactions, as though made on and as of such date (except to the extent any such representation or warranty by its terms is made as of a different specified date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date); provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to the Transactions.

(g) No Default. Before and after giving effect to the Transactions, no Default or Event of Default shall have occurred and be continuing on the Closing Date.

(h) Collateral Trust Agreement. The Borrower, the Administrative Agent and the Collateral Trustee shall have executed the Collateral Trust Agreement.

(i) Patriot Act. The Lenders shall have received at least three (3) days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, that such Lenders shall have requested at least ten (10) days prior to the Closing Date.

(j) Notice. The Administrative Agent shall have received a Borrowing Request pursuant to Section 2.03 with respect to the Borrowing of Term Loans.

(k) Appraisals. The Administrative Agent shall have received the Initial Appraisal Report, and such Appraisal Report shall demonstrate that, at the time the Lenders make the initial Term Loans and after giving effect thereto, the Borrower shall be in compliance on a pro forma basis with the Collateral Coverage Test.

The request by the Borrower for, and the acceptance by the Borrower of, each of the Term Loans hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section 4.01 have been satisfied at that time. The execution by each Lender of this Agreement shall be deemed to be confirmation by such Lender that any condition relating to such Lender’s satisfaction or reasonable satisfaction with any documentation set forth in this Section 4.01 has been satisfied as to such Lender.

SECTION 5.

AFFIRMATIVE COVENANTS

From the date hereof and for so long as any Term Loan remains outstanding, the Borrower agrees to:

SECTION 5.01. Financial Statements, Reports, etc. Deliver to the Administrative Agent on behalf of the Lenders:

(a) Within ninety (90) days after the end of each fiscal year, the Borrower’s consolidated balance sheet and related statement of income and cash flows, showing the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the close of such fiscal year and the results of their respective operations during such year, the consolidated statement of the Borrower to be audited for the Borrower by Ernst & Young LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (without a “going concern” or like qualification or exception and without any more qualification or exception as to the scope of such audit, except for any such qualification solely as a result of (x) an impending debt maturity within twelve (12) months of the Term Loan Facility under this Agreement or (y) a potential inability to satisfy any financial covenant) and to be certified by a Responsible Officer of the Borrower to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP. Documents required to be delivered pursuant to this clause (a) which are made publicly available via EDGAR, or any successor system of the SEC, in the Borrower’s Annual Report on Form 10-K, shall be deemed delivered to the Lenders on the date such documents are made so available;

(b) Within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year, the Borrower’s consolidated balance sheets and related statements of income and cash flows, showing the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, each certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes. Documents required to be delivered pursuant to this clause (b) which are made publicly available via EDGAR, or any successor system of the SEC, in the Borrower’s Quarterly Report on Form 10-Q, shall be deemed delivered to the Lenders on the date such documents are made so available;

(c) concurrently with any delivery of financial statements under (a) and (b) above, a certificate of a Responsible Officer of the Borrower (in substantially the form of Exhibit A) (i) certifying that, to the knowledge of such Responsible Officer, no Event of Default has occurred, or, if, to the knowledge of such Responsible Officer, such an Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the provisions of Section 6.03 at such times as specified therein;

(d) prompt written notice of any Termination Event that has occurred, or is reasonably expected to occur, to the extent such Termination Event would constitute an Event of Default under Section 7.01(l);

(e) promptly after a Responsible Officer of the Borrower obtains knowledge of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect, notification thereof;

(f) [reserved];

(g) promptly after a Responsible Officer obtains knowledge thereof, notice that, with respect to any Primary Routes, the authority granted to the Borrower by the DOT, any Governmental Authority or any applicable Foreign Aviation Authority relating to such Primary Routes, to the extent necessary to operate the scheduled air carrier services being operated by the Borrower, will not be renewed, other than in cases where such failure of renewal would not reasonably be expected to result in a Material Adverse Effect;

(h) (I) concurrently with any delivery of financial statements under clauses (a) and (b) above solely in respect of (i) the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2020) and (ii) the end of each second fiscal quarter of each fiscal year of the Borrower (commencing with the fiscal quarter ending June 30, 2021), (II) as required by Section 6.05 and (III) to the extent required in connection with any Permitted Disposition, an updated calculation of the Collateral Coverage Ratio, reflecting the most recent Appraisal Reports delivered to the Administrative Agent in respect of the Collateral pursuant to the terms hereof; and

(i) if an Event of Default has occurred and is continuing, any subsequent Appraisal Report reasonably requested by the Administrative Agent or the Required Lenders, in each case as soon as reasonably practicable after receipt by the Borrower of such request.

Subject to the next succeeding sentence, information delivered pursuant to this Section 5.01 to the Administrative Agent may be made available by the Administrative Agent to the Lenders by posting such information on the Intralinks website on the Internet at http://www.intralinks.com. Information delivered pursuant to this Section 5.01 may also be delivered by electronic communication pursuant to procedures approved by the Administrative Agent pursuant to Section 10.01 hereto. Information required to be delivered pursuant to this Section 5.01 (to the extent not made available as set forth above) shall be deemed to have been delivered to the Administrative Agent on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on the Borrower’s website on the Internet at http://www.delta.com (to the extent such information has been posted or is available as described in such notice). Information required to be delivered pursuant to this Section 5.01 shall be in a format which is suitable for transmission.

Any notice or other communication delivered pursuant to this Section 5.01, or otherwise pursuant to this Agreement, shall be deemed to contain material non-public information unless (i) expressly marked by the Borrower as “PUBLIC”, (ii) such notice or communication consists of copies of the Borrower’s public filings with the SEC or (iii) such notice or communication has been posted on the Borrower’s website on the Internet at http://www.delta.com.

SECTION 5.02. Existence. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except (a) if such failure to preserve the same could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) as otherwise permitted in connection with (i) sales of assets not restricted by Section 6.05 or (ii) mergers, liquidations and dissolutions permitted by Section 6.02.

SECTION 5.03. Insurance. Maintain with financially sound and reputable insurance companies, insurance of such types and in such amounts (after giving effect to any self-insurance) as is customary in the United States domestic airline industry for major United States air carriers having both substantial domestic and international operations or otherwise in the Borrower’s ordinary course of business and consistent with past practice, except to the extent that the failure to maintain such insurance could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04. Maintenance of Properties. Except to the extent otherwise permitted hereunder, in its reasonable business judgment, keep and maintain, and cause each of its Material Subsidiaries to keep and maintain, all property material to the conduct of its business in good working order and condition (ordinary wear and tear and damage by casualty and condemnation excepted), except where the failure to keep such property in good working order and condition would not have a Material Adverse Effect.

SECTION 5.05. Obligations and Taxes. Pay, and cause each of its Material Subsidiaries to pay, all its and their material obligations promptly and in accordance with their terms, and pay and discharge promptly all taxes, assessments, governmental charges, levies or claims imposed upon it or upon its income or profits or in respect of its property, before the same shall become more than ninety (90) days delinquent, except in each case where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and each of its Material Subsidiaries shall not be required to pay and discharge or to cause to be paid and discharged any such obligation, tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings and (ii) the Borrower and its Material Subsidiaries shall have set aside on their books adequate reserves therefor in accordance with GAAP.

SECTION 5.06. Notice of Event of Default, etc. Promptly upon knowledge thereof by a Responsible Officer of the Borrower, give to the Administrative Agent notice in writing of any Default or Event of Default.

SECTION 5.07. Access to Books and Records. Maintain or cause to be maintained at all times true and complete books and records in all material respects in a manner consistent with GAAP in all material respects of the financial operations of the Borrower and provide the Administrative Agent, the Collateral Trustee and their respective representatives and advisors reasonable access to all such books and records (subject to requirements under any confidentiality agreements, if applicable), as well as any appraisals of the Collateral, during regular business hours, in order that the Administrative Agent and the Collateral Trustee may upon reasonable prior notice and with reasonable frequency, but in any event, so long as no Event of Default has occurred and is continuing, no more than one (1) time per year, examine and make abstracts from such books, accounts, records, appraisals and other papers, and permit the Administrative Agent, the Collateral Trustee and their respective representatives and advisors to confer with the officers of the Borrower and representatives (provided that the Borrower shall be given the right to participate in such discussions with such representatives) of the Borrower, all for the purpose of verifying the accuracy of the various reports delivered by the Borrower to the Administrative Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement.

SECTION 5.08. Compliance with Laws. Comply, and cause each of its Material Subsidiaries to comply, with all applicable laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws), except where such noncompliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance with anti-corruption laws and Sanctions.

SECTION 5.09. Appraisal Reports. Furnish or cause to be furnished to the Administrative Agent and Collateral Trustee one or more Appraisal Reports establishing the Appraised Value of the Collateral, in each case at the expense of the Borrower, (a) on each date on which the Borrower must deliver a Collateral Coverage Ratio calculation pursuant to Section 5.01(h)(I), (b) on the date upon which any additional property or asset (including, without limitation, applicable Cure Collateral) is pledged as Collateral to the Collateral Trustee to secure the Obligations, the Pari Passu Senior Secured Debt or the Junior Secured Debt, but only with respect to such additional property or asset, (c) with respect to any voluntary Disposition of Collateral in accordance with Section 6.05 and the definition of Permitted Disposition, (d) no later than forty-five (45) days (or such longer time as the Administrative Agent may reasonably consent to) following any involuntary Disposition of Collateral (including any casualty event relating thereto or condemnation thereof) having a fair market value (as determined in good faith by the Borrower on the basis of the most recently delivered Appraisal Report) of at least $75,000,000, (e) on the date that any Appraisal Report shall otherwise be delivered to the Collateral Trustee or any holders of the Obligations, Pari Passu Senior Secured Debt or Junior Secured Debt (including any agent or trustee on behalf thereof), (f) promptly (but in any event within 45 days or such longer time as the Administrative Agent may reasonably consent to) at the request of the Administrative Agent upon the occurrence and during the continuation of an Event of Default, (d) promptly after any Appraisal Report shall otherwise be delivered to the holders of any Pari Passu Senior Secured Debt or Junior Secured Debt or any agent or trustee with respect to the foregoing and (g) no later than forty-five (45) days (or such longer time as the Administrative Agent may reasonably consent to) following any Change in Law with respect to any Collateral, which change could reasonably be expected to result in the Borrower’s failure to maintain the Collateral Coverage Test. The Borrower may from time to time cause to be delivered subsequent Appraisal Reports if it believes that any affected item of Collateral has a higher Appraised Value than that reflected in the most recent Appraisal Report delivered.

SECTION 5.10. FAA and DOT Matters; Citizenship. (a) Maintain at all times its status as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49; (b) at all times hereunder be a United States Citizen; and (c) maintain at all times its status at the FAA as an air carrier and hold an air carrier operating certificate and other operating authorizations issued by the FAA pursuant to 14 C.F.R. Parts 119 and 121 as currently in effect or as may be amended or recodified from time to time. Except as specifically permitted herein or in the Security Agreement, possess and maintain all necessary certificates, exemptions, franchises, licenses, permits, designations, rights, concessions, Gate Interests, authorizations, frequencies and consents which are material to the operation of the Primary FAA Slots, the Primary Routes and the Primary Foreign Slots utilized by it and the conduct of its business and operations as currently conducted, of any Collateral, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.11. Regulatory Cooperation. In connection with any foreclosure, collection, sale or other enforcement of Liens granted to the Collateral Trustee in the Collateral Documents, the Borrower will reasonably cooperate in good faith with the Collateral Trustee or its designee in obtaining all regulatory licenses, consents and other governmental approvals necessary or (in the reasonable opinion of the Collateral Trustee or its designee) reasonably advisable to conduct all aviation operations with respect to the Collateral and will, at the reasonable request of the Collateral Trustee and in good faith, continue to operate and manage the Collateral and maintain all applicable regulatory licenses with respect to the Collateral until such time as the Collateral Trustee or its designee obtain such licenses, consents and approvals, and at such time the Borrower will cooperate in good faith with the transition of the aviation operations with respect to the Collateral to any new aviation operator (including, without limitation, the Collateral Trustee or its designee).

SECTION 5.12. Further Assurances. Execute any and all further documents and instruments, and take all further actions, that may be required or advisable under applicable law or by the FAA, or that the Collateral Trustee may reasonably request, in order to create, grant, establish, preserve and perfect the validity, perfection and priority of the Liens and security interests created or intended to be created by the Collateral Documents, to the extent required under this Agreement or the Collateral Documents, including, without limitation, amending, amending and restating, supplementing, assigning or otherwise modifying, renewing or replacing a Collateral Document or other agreements, instruments or documents relating thereto, in each case as may be reasonably requested by the Administrative Agent, in order to create, grant, establish, preserve and perfect the Liens in favor of the Collateral Trustee for the benefit of the Secured Parties to the fullest extent possible, including, where necessary, the subordination of other rights or interests. Notwithstanding anything to the contrary in this Agreement or the Collateral Documents, no perfection actions or steps will be required to be taken (i) in any jurisdiction other than the United States (or any state thereof) or (ii) under or in connection with any Collateral Document governed by the laws of a jurisdiction other than the United States (or any state thereof).

SECTION 5.13. Primary FAA Slot Utilization.

Subject to Dispositions permitted by this Agreement and the Security Agreement and except as would not reasonably be expected to have a Material Adverse Effect or a Collateral Material Adverse Effect, utilize (or arrange for utilization by exchanging Primary FAA Slots with other air carriers) the Primary FAA Slots (except Primary FAA Slots which are reasonably determined by the Borrower (in the case of Primary FAA Slots, on the basis of the most recent Appraisal Report) to be of de minimis value), in a manner consistent in all material respects with applicable regulations, rules, laws and contracts in order to preserve its right to hold and operate the Primary FAA Slots, taking into account any waivers or other relief granted to the Borrower by the FAA, any applicable Foreign Aviation Authority, any other applicable Governmental Authority or any Airport Authority.

SECTION 5.14. Primary Foreign Slot Utilization.

Subject to Dispositions permitted by this Agreement, the Security Agreement and the UK Debenture except as would not reasonably be expected to have a Material Adverse Effect or a Collateral Material Adverse Effect, utilize (or arrange for utilization by exchanging Primary Foreign Slots with other air carriers) the Primary Foreign Slots (except Primary Foreign Slots which are reasonably determined by the Borrower to be of de minimis value) in a manner consistent in all material respects with applicable regulations, rules, foreign law and contracts in order to preserve its right to hold and operate the Primary Foreign Slots, taking into account any waivers or other relief granted to the Borrower by any applicable Foreign Aviation Authorities.

SECTION 5.15. Primary Route Utilization.

(a) Subject to Dispositions permitted by this Agreement and the Security Agreement and except as would not reasonably be expected to have a Material Adverse Effect or a Collateral Material Adverse Effect, utilize the Primary Routes in a manner consistent in all material respects with Title 49, rules and regulations promulgated thereunder, and applicable foreign law, and the applicable rules and regulations of the FAA, DOT and any applicable Foreign Aviation Authorities, including, without limitation, any operating authorizations, certificates, bilateral authorizations and bilateral agreements with any applicable Foreign Aviation Authorities and contracts with respect to such Primary Routes.

(b) Subject to Section 5.14(c) and except as would not reasonably be expected to have a Material Adverse Effect or a Collateral Material Adverse Effect, maintain access to Supporting Route Facilities sufficient to ensure its ability to retain its rights in and to the Primary Routes, taking into account any waivers or other relief granted to the Borrower by the FAA, any other applicable Governmental Authority, any Airport Authority or any applicable Foreign Aviation Authorities.

(c) Notwithstanding the foregoing, it is understood and agreed that the Borrower may cease using its rights in and/or use of any such Supporting Route Facilities in the event that the preservation of such rights in and/or use of such Supporting Route Facilities is no longer advantageous to the Borrower in connection with the conduct of its operations utilizing the Primary Routes.

SECTION 5.16. Minimum Liquidity. The Borrower shall not, at the close of any Business Day, permit the sum of (i) the aggregate amount of Unrestricted Cash and (ii) the aggregate principal amount committed and available to be drawn by Borrower under all revolving credit facilities of the Borrower to be less than $2,000,000,000.

SECTION 6.

NEGATIVE COVENANTS

From the date hereof and for so long as any principal of or interest on any Term Loan remain outstanding, the Borrower will not:

SECTION 6.01. Liens on the Collateral. Incur, create, assume or suffer to exist any Lien upon or with respect to the Collateral, other than (the “Permitted Liens”):

(a) Liens held by the Collateral Trustee securing Priority Lien Debt and all other Priority Lien Obligations in an aggregate principal amount that as of the date of incurrence of any Priority Lien Debt (and after giving pro forma effect to the application of the net proceeds therefrom) the aggregate principal amount of all Priority Lien Debt does not exceed $5,000,000,000 and the Collateral Coverage Ratio will not be less than 2.00 to 1.00, which, for the avoidance of doubt, include the Liens on the Collateral in favor of the Collateral Trustee securing the Obligations.

(b) Liens held by the Collateral Trustee securing Junior Secured Debt and all other Junior Lien Obligations; provided that all such junior Liens contemplated by this clause (ii) are made junior to the Priority Lien Obligations pursuant to the Collateral Trust Agreement;

(c) leases, subleases, use agreements and swap agreements leases, subleases, use agreements and swap agreements constituting “Permitted Dispositions” pursuant to clause (d) of such definition;

(d) a banker’s lien or right of offset of the holder of such Indebtedness in favor of any lender of moneys or holder of commercial paper of the Borrower or any subsidiary in the ordinary course of business on moneys of the Borrower such subsidiary deposited with such lender or holder in the ordinary course of business;

(e) Liens in favor of depositary banks arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(g) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(h) in the case of any Gate Interests, any interest or title of a licensor, sublicensor, lessor, sublessor or airport operator under any lease, license or use agreement;

(i) Liens arising by operation of law in connection with judgments, attachments or awards which do not constitute an Event of Default hereunder; and

(j) any extension, modification, renewal or replacement of the Liens described in clauses (a) through (i) above, provided that such extension, modification, renewal or replacement does not increase the principal amount of Indebtedness associated therewith.

SECTION 6.02. Merger, etc.

(a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) unless:

(i) immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing;

(ii) the Borrower is the surviving corporation or, if otherwise, (x) such other Person or continuing corporation (the “Successor Company”) shall (A) be an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49; (B) be a United States Citizen; (C) be an air carrier and hold an air carrier operating certificate and other operating authorizations issued by the FAA pursuant to 14 C.F.R. Parts 119 and 121 as currently in effect or as may be amended or recodified from time to time; and (D) except as specifically permitted herein or in the Security Agreement, possess all necessary certificates, exemptions, franchises, licenses, permits, designations, rights, concessions, authorizations, frequencies and consents which are material to the operation of the Primary FAA Slots, the Primary Routes and the Primary Foreign Slots utilized by the Borrower and the conduct of its business and operations as currently conducted, of any Collateral, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and

(iii) in the case of a Successor Company, the Successor Company shall (A) execute, prior to or contemporaneously with the consummation of such transaction, such agreements, if any, as are in the reasonable opinion of the Administrative Agent, necessary to evidence the assumption by the Successor Company of liability for all of the obligations of the Borrower hereunder and the other Loan Documents and (B) cause to be delivered to the Administrative Agent and the Lenders such legal opinions (which may be from in-house counsel) as any of them may reasonably request in connection with the matters specified in the preceding clause (A) and (C) provide such information as each Lender or the Administrative Agent reasonably requests in order to perform its “know your customer” due diligence with respect to the Successor Company.

Upon any consolidation or merger in accordance with this Section 6.02(a) in any case in which the Borrower is not the surviving corporation, the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such Successor Company had been named as the Borrower herein. No such consolidation or merger shall have the effect of releasing the Borrower or any Successor Company which theretofore shall have become a successor to the Borrower in the manner prescribed in this Section 6.02(a) from its liability with respect to any Loan Document to which it is a party.

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

SECTION 6.03. Collateral Coverage Ratio. Permit as of the Closing Date and at the time of the delivery of the Appraisal Report pursuant to Section 5.01(h)(I) the ratio (the “Collateral Coverage Ratio”) of (i) the Appraised Value of the Collateral to (ii) the aggregate principal amount of all Priority Lien Debt, plus (d) the aggregate amount of all Designated Hedging Obligations that constitute Obligations then outstanding to be less than 1.60 to 1.00 (the “Collateral Coverage Test”), provided that if, (A) upon delivery of an Appraisal Report pursuant to this Agreement and (B) solely with respect to determining compliance with this Section 6.03 and Section 6.05 as a result thereof, it is determined that the Borrower shall not be in compliance with this Section 6.03, the Borrower shall, within sixty (60) days of the date of such Appraisal Report (an “Collateral Coverage Ratio Cure Period”), (1) designate Cure Collateral as Cure Collateral in accordance with Section 6.05(a) (including the modification of the applicable schedules to reflect such designation) to the extent that, after giving effect to such designation, the Appraised Value of the Collateral, based on the most recently delivered Appraisal Report with respect to assets already constituting Collateral and based on an Appraisal Report performed at (or relatively contemporaneously with) the time of such addition with respect to assets being added to Collateral, shall satisfy the Collateral Coverage Test or (2) prepay Priority Lien Debt (as selected by the Borrower in its sole discretion) in an amount sufficient to enable the Borrower to comply with this Section 6.03.

SECTION 6.04. [Reserved].

SECTION 6.05. Disposition of Collateral. Dispose of, whether voluntarily or involuntarily (it being understood that loss of property due to theft, destruction, confiscation, prohibition on use or similar event shall constitute a Disposition for purposes of this covenant), or agree to do any of the foregoing in respect of the Collateral at any future time, except that the Permitted Dispositions will be permitted at any time and:

(a) so long as no Event of Default exists or would result therefrom, the Borrower may Dispose of an asset from the Collateral to a Person that is not the Borrower or a Subsidiary of the Borrower (and the applicable schedule shall be modified to reflect such Disposition), provided that (x) after giving effect to such Disposition, the Appraised Value of the remaining Collateral (as determined by an Appraisal Report of all Collateral performed at the time of (or within 60 days before) such Disposition shall satisfy the Collateral Coverage Test, and (y) prior to effecting the Disposition, the Borrower shall have delivered an Officer’s Certificate to the Administrative Agent certifying that, and providing calculations demonstrating that, after giving effect to such Disposition, the Appraised Value of the Collateral shall satisfy the Collateral Coverage Test, and otherwise certifying compliance with this Section 6.05 and attaching to such certificate Appraisal Report of all Collateral used in connection with such Disposition.

(b) At the Borrower’s request, the Lien on any asset or type or category of asset (including after-acquired assets of that type or category) that (i) has been Disposed in accordance with this Agreement to a Person other than the Borrower or a Subsidiary of the Borrower who has pledged such asset as Collateral, (ii) is or has become Excluded Property (as defined in the Security Agreement) or (iii) constitutes Cure Collateral, will, in each case, be promptly released, provided, in each case, that the following conditions are satisfied or waived: (A) no Event of Default shall have occurred and be continuing, (B) either (x) after giving effect to such release, the Appraised Value of the Collateral shall satisfy the Collateral Coverage Test, (y) the Borrower shall prepay Priority Lien Debt in an amount required to comply with the Collateral Coverage Test, or (z) the Borrower shall deliver to the Administrative Agent Cure Collateral in an amount required to comply with the Collateral Coverage Test (in each case without, for the avoidance of doubt, giving effect to any Collateral Coverage Ratio Cure Period), and (C) the Borrower shall deliver to the Administrative Agent an Officer’s Certificate demonstrating compliance with the Collateral Coverage Test after giving effect to such release. The Administrative Agent agrees to promptly provide any documents or releases reasonably requested by the Borrower to evidence any such release.

(c) To the extent that the Borrower receives any Net Proceeds from a Disposition, such Net Proceeds shall be applied as provided under Section 2.12(b).

Notwithstanding anything else to the contrary contained herein or in the other Loan Documents, (x) if the Appraised Value of the Collateral being Disposed of would constitute at least 10% of the Appraised Value of (i) the Europe Routes, Europe Slots and Europe Gates, (ii) the Latin American Routes, Latin American Slots and Latin American Gates or (iii) Primary FAA Slots (in each case, to the extent constituting Collateral and as determined by an Appraisal of such category of Collateral), then such Appraisal shall be performed within 60 days prior to the time of such removal, and (y) for all other Dispositions, any determination of the Appraised Value of the Collateral shall be based on the most recently available Appraisal Reports.

SECTION 7.

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. In the case of the happening of any of the following events and the continuance thereof beyond the applicable grace period if any (each, an “Event of Default”):

(a) any representation or warranty made by the Borrower in this Agreement or in any other Loan Document shall prove to have been false or misleading in any material respect when made and such representation, to the extent capable of being corrected, is not corrected within thirty (30) days after the earlier of (A) a Responsible Officer of the Borrower obtaining knowledge of such default or (B) receipt by the Borrower of notice from the Administrative Agent of such default; or

(b) default shall be made in the payment of (i) any Installment, Fees or interest on the Term Loans and such default shall continue unremedied for more than five (5) Business Days, (ii) any other amounts payable hereunder when due (other than amounts set forth in clauses (i) and (iii) hereof), and such default shall continue unremedied for more than ten (10) Business Days, or (iii) any principal of the Term Loans, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or

(c) default shall be made by the Borrower in the due observance or performance of any covenant, condition or agreement contained in Section 6 hereof (subject to the Borrower’s right to cure non-compliance with the covenant contained in Section 6.03 as described therein); or

(d) default shall be made by the Borrower in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement or any of the other Loan Documents and such default shall continue unremedied for more than thirty (30) days from the earlier of (i) a Responsible Officer having knowledge of such default and (ii) written notice to the Borrower from the Administrative Agent of such default; or

(e) (i) failure by the Borrower or any Material Subsidiary to pay any principal of or interest on any Material Indebtedness when due (or, where permitted, within any applicable grace period), whether by scheduled maturity, required prepayment, acceleration, demand or otherwise and such default continues unremedied for five (5) Business Days after such due date or applicable grace period or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided, however, that if any such failure, breach or default shall be waived or cured (as evidenced by a writing from such holder or trustee) then, to the extent of such waiver or cure, the Event of Default hereunder by reason of such failure, breach or default shall be deemed likewise to have been thereupon waived or cured; or

(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(g) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(h) the Borrower or any Material Subsidiary admits in writing its inability to pay its debts; or

(i) the Lien on any material portion of the Collateral having an Appraised Value in excess of $100,000,000 intended to be created by the Collateral Documents shall cease to be or shall not be a valid and perfected (to the extent required hereunder or under such Collateral Documents) Lien having the priorities contemplated hereby or thereby (subject to Permitted Liens and except as permitted by the terms of this Agreement or the Collateral Documents) for a period of sixty (60) consecutive days after the Borrower receives written notice thereof from the Administrative Agent; or

(j) any material provision of any Loan Document shall, for any reason, cease to be valid and binding on the Borrower, or the Borrower shall so assert in any pleading filed in any court; or

(k) any final judgment in excess of $200,000,000 (exclusive of any judgment or order the amounts of which are fully covered by insurance less any applicable deductible and as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against the Borrower or any of its Material Subsidiaries and the enforcement thereof shall not have been stayed, vacated, satisfied, discharged or bonded pending appeal within sixty (60) consecutive days; or

(l) any Termination Event that could reasonably be expected to result in a Material Adverse Effect shall have occurred;

then, and in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may (with the consent of the Required Lenders), and at the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrower, take one or more of the following actions, at the same or different times: (i) declare the Term Loans or any portion thereof then outstanding to be forthwith due and payable, whereupon the principal of the Term Loans and other Obligations together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and

(ii) exercise any and all remedies under the Loan Documents and under applicable law available to the Administrative Agent, the Collateral Trustee and the Lenders. In case of any event with respect to the Borrower described in clause (f) or (g) of this Section 7.01, the actions and events described in (i) and (ii) above shall be required or taken automatically, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Any payment received as a result of the exercise of remedies hereunder shall be applied in accordance with Section 2.17(b)

SECTION 8.

THE AGENTS

SECTION 8.01. Administration by Agents. (a) Each of the Lenders hereby irrevocably appoints Barclays to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints U.S. Bank National Association to act on its behalf as the Collateral Trustee hereunder and under the Collateral Documents and authorizes the Collateral Trustee to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Trustee by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) Each of the Lenders hereby authorizes each of the Administrative Agent and the Collateral Trustee, as applicable, and in their sole discretion:

(i) in connection with (x) the sale or other disposition of any Collateral or (y) any release of a Lien, in each case, to the extent permitted by the express terms of this Agreement and the Collateral Trust Agreement, to release a Lien granted to the Collateral Trustee, for the benefit of the Secured Parties, on such asset;

(ii) with respect to the Administrative Agent only, to determine that the cost to the Borrower is disproportionate to the benefit to be realized by the Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral and that should not be required to perfect such Lien in favor of the Collateral Trustee, for the benefit of the Secured Parties;

(iii) to enter into the other Loan Documents (including the Collateral Trust Agreement) on terms acceptable to the Administrative Agent and to perform its respective obligations thereunder;

(iv) and to enter into intercreditor and/or subordination agreements in accordance with Section 6.01 and the Collateral Trust Agreement on terms reasonably acceptable to the Administrative Agent and to perform its obligations thereunder and to take such action and to exercise the powers, rights and remedies granted to it thereunder and with respect thereto

(v) to enter into any other agreements reasonably satisfactory to the Administrative Agent granting Liens to the Collateral Trustee, for the benefit of the Secured Parties, on any assets of the Borrower to secure the Obligations; and.

(c) Each of the parties hereto agrees that at such time as the Obligations (other than (x) contingent indemnification obligations not due and payable and (y) obligations and liabilities under any Designated Banking Product Agreement or Designated Hedging Agreement) shall have been paid in full, each of the Liens granted to the Collateral Trustee, for the benefit of the Secured Parties, hereunder shall automatically be discharged and released without any further action by any Person.

(d) It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(e) Each Lender irrevocably authorizes the Collateral Trustee to execute and deliver the Collateral Trust Agreement, and to take such action and to exercise the powers, rights and remedies granted to the Collateral Trustee thereunder and with respect thereto. In addition, each Lender hereby agrees to be bound by, and consents to, the terms and provisions of the Collateral Trust Agreement.

SECTION 8.02. Rights of Administrative Agent and Collateral Trustee. Any institution serving as the Administrative Agent or the Collateral Trustee hereunder shall have the same rights and powers in their respective capacities as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent or Collateral Trustee and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the institution serving as the Administrative Agent or Collateral Trustee hereunder in its individual capacity. Such institution and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such institution were not the Administrative Agent or Collateral Trustee hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Liability of Agents.

(a) Each of the Administrative Agent and the Collateral Trustee shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, (i) the Administrative Agent and the Collateral Trustee shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Administrative Agent and the Collateral Trustee shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that each such agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08 or in the other Loan Documents) and (iii) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent and the Collateral Trustee shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the institution serving as the Administrative Agent or Collateral Trustee or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent will believe in good faith shall be necessary, under the circumstances as provided in Section 10.08 and the final paragraph of Article 7) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for, or have any duty to ascertain or inquire into, (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, and (iv) each of the Administrative Agent and the Collateral Trustee will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent, or the Collateral Trustee, as applicable, to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Federal, state or foreign bankruptcy, insolvency, or similar law now or hereafter in effect.

(b) The Administrative Agent and the Collateral Trustee shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Collateral Trustee also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent and the Collateral Trustee may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(c) Each of the Administrative Agent and the Collateral Trustee may perform any and all of its respective duties and exercise its respective rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such agent. The Administrative Agent and the Collateral Trustee and any such sub-agent may perform any and all of its duties and exercise its rights and powers through its Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and the Collateral Trustee and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and Collateral Trustee. Each of the Administrative Agent and Collateral Trustee shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.04. Reimbursement and Indemnification. Each Lender agrees (a) to reimburse on demand the Administrative Agent (and the Collateral Trustee) for such Lender’s Aggregate Exposure Percentage of any expenses and fees incurred for the benefit of the Lenders under this Agreement and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof, not reimbursed by the Borrower and (b) to indemnify and hold harmless the Administrative Agent and the Collateral Trustee and any of their Related Parties, on demand, in the amount equal to such Lender’s Aggregate Exposure Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the Loan Documents to the extent not reimbursed by the Borrower (except such as shall result from its gross negligence or willful misconduct).

SECTION 8.05. Successor Agents. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent (provided no Event of Default has occurred and is continuing) of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders with the consent of the Borrower (such consent not to be unreasonably withheld or delayed)) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), in consultation with the Borrower, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. For the avoidance of doubt, whether or not a successor Administrative Agent has been appointed, the retiring Administrative Agent’s resignation shall nonetheless become effective in accordance with such notice of resignation on the Resignation Effective Date. With effect from the Resignation Effective Date, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent. The Collateral Trustee may resign, and in any such event shall be replaced, in accordance with the terms of the Collateral Trust Agreement.

SECTION 8.06. Independent Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or the Collateral Trustee or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.07. Advances and Payments.

(a) On the date of each Term Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Term Loan to be made by it in accordance with its Term Loan Commitment hereunder. Should the Administrative Agent do so, each of the Lenders agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent, together with interest at the NYFRB Rate if not so reimbursed on the date due from and including such date but not including the date of reimbursement.

(b) Any amounts received by the Administrative Agent in connection with this Agreement (other than amounts to which the Administrative Agent is entitled pursuant to Sections 2.18, 2.19, 8.04 and 10.04), the application of which is not otherwise provided for in this Agreement, shall be applied in accordance with Section 2.17(b). All amounts to be paid to a Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in that Lender’s correspondent account with the Administrative Agent, as such Lender and the Administrative Agent shall from time to time agree.

SECTION 8.08. Sharing of Setoffs. Each Lender agrees that, except to the extent this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under the Term Loan Facility, if it shall, through the exercise either by it or any of its banking Affiliates of a right of banker’s lien, setoff or counterclaim against the Borrower, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender (or any of its banking Affiliates) under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Term Loans as a result of which the unpaid portion of its Term Loans is proportionately less than the unpaid portion of the Term Loans of any other Lender (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lender a participation in the Term Loans of such other Lender, so that the aggregate unpaid principal amount of each Lender’s Term Loans and its participation in Term Loans of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Term Loans then outstanding, as the principal amount of its Term Loans prior to the obtaining of such payment was to the principal amount of all Term Loans outstanding, prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders under the Term Loan Facility share such payment pro-rata, provided that if any such non-pro-rata payment is thereafter recovered or otherwise set aside, such purchase of participations shall be rescinded (without interest). The Borrower expressly consents to the foregoing arrangements and agrees, to the fullest extent permitted by law, that any Lender holding (or deemed to be holding) a participation in a Term Loan acquired pursuant to this Section or any of its banking Affiliates may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender as fully as if such Lender was the original obligee thereon, in the amount of such participation.

SECTION 8.09. Other Agents. No Agent (other than the Administrative Agent and the Collateral Trustee) shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, no such Agent shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any such Agent in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 8.10. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or the Administrative Agent has paid over to the Internal Revenue Service applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, without duplication of any indemnification obligations set forth in Section 8.04, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.

SECTION 8.11. Appointment by Secured Parties. Each existing and future Secured Party shall be deemed to have appointed the Administrative Agent as its agent and the Collateral Trustee as its collateral agent under the Loan Documents in accordance with the terms of this Section 8 and to have acknowledged that the provisions of this Section 8 apply to such Secured Party mutatis mutandis as though it were a party hereto (and any acceptance by such Secured Party of the benefits of this Agreement or any other Loan Document shall be deemed an acknowledgment of the foregoing).

SECTION 8.12. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 9.

[RESERVED]

SECTION 10.

MISCELLANEOUS

SECTION 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein or under any other Loan Document shall be in writing (including by facsimile or electronic mail (other than to the Borrower, unless agreed by the Borrower in its sole discretion) pursuant to procedures approved by the Administrative Agent), and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail (other than to the Borrower, unless agreed by the Borrower in its sole discretion), as follows:

(i) if to the Borrower, to it at Delta Air Lines, Inc., 1030 Delta Boulevard, Atlanta, GA 30354, Attention of: (x) Treasurer, Dept. 856, Telecopier No.: (404) 715-3110, Telephone No.: (404) 715-5993 and (y) Chief Legal Officer, Dept. 971, Telecopier No.: (404) 715-2233, Telephone No.: (404) 715-2191;

(ii) if to Barclays as Administrative Agent, to it at Barclays Bank PLC, 745 7th Avenue, New York, NY 10019, Telephone No.: (214) 209-0529; Attention: Manish Suresh;

(iii) if to any Lender, to it at its address (or telecopy number) set forth in its administrative questionnaire in a form as the Administrative Agent may require; and

(iv) if to the Collateral Trustee, to it at U.S. Bank National Association, 1349 W Peachtree Street NW, Suite 1050, Atlanta, GA 30309, Attention of: J. David Dever, Vice President and Corporate Municipal Trust Manager, Telephone No.: (404) 965-7280.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than as permitted by Section 6.02(a)) without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.02. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (d) of this Section 10.02) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Administrative Agent; provided that no consent of the Administrative Agent shall be required if the assignee is a Lender or an Affiliate of a Lender; and no consent of the Administrative Agent shall be required for an assignment of Term Loans to the Borrower in accordance with Section 10.02(g)

(B) the Borrower; provided that no consent of the Borrower shall be required for an assignment (i) if an Event of Default under Section 7.01(b), Section 7.01(f) or Section 7.01(g) has occurred and is continuing, (ii) if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender or (iii) the assignment is made by an Arranger or any of their affiliates as part of the primary syndication of the Loans (as determined by the Arrangers and as previously consented to in writing (including by email) by the Borrower); provided further, that the Borrower will be deemed to have consented to any assignment of Term Loans unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof;

(ii) Assignments shall be subject to the following additional conditions:

(A) any assignment of any portion of the Term Loans shall be made to an Eligible Assignee;

(B) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Term Loans, the amount of such Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the

Administrative Agent) shall not be less than $1,000,000, and after giving effect to such assignment, the portion of the Term Loans held by the assigning Lender shall not be less than $1,000,000, in each case unless the Borrower and the Administrative Agent otherwise consent, provided that any such assignment shall be in increments of $500,000 in excess of the minimum amount described above;

(C) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 for the account of the Administrative Agent (unless otherwise agreed); and

(E) the assignee, if it was not a Lender immediately prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire in a form as the Administrative Agent may require.

(F) notwithstanding anything to the contrary herein, any assignment of any Term Loans to the Borrower shall be subject to the requirements of Section 10.02(g).

The Administrative Agent shall not be responsible for monitoring the Disqualified Institutions list and shall have no liability for non-compliance by any Lender. The Disqualified Institutions list shall be made available to any Lender upon request to the Administrative Agent.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 10.02, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16 and 10.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.02 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(iv) The Administrative Agent shall maintain at its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (only with respect to such Lender’s Term Loans), at any reasonable time and from time to time upon reasonable prior notice.

(v) Notwithstanding anything to the contrary contained herein, no assignment may be made hereunder to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(c) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire in a form as the Administrative Agent may require (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(a), 8.04 or 10.04(c), the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a Disqualified Institution to the extent the Disqualified Institutions list is made available to any Lender upon request to the Administrative Agent) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.08(a) that affects such Participant. Subject to paragraph (d)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to the requirements of Section 8.08 as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Term Loans or its other obligations under this Agreement or any Loan Document) except to the extent that such disclosure is necessary to establish that such Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Borrower and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.16(f), 2.16(g), 2.16(h) and 2.18 as though it were a Lender.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 10.02 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.02, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant are advised of and agree to be bound by either the provisions of Section 10.03 or other provisions at least as restrictive as Section 10.03.

(g) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to the Borrower in accordance with Section 10.02(b); provided that

(i) the assigning Lender and the Borrower purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Assignment and Acceptance;

(ii) such assignment shall be made pursuant to (x) a Dutch Auction open to all Lenders of the applicable class on a pro rata basis and/or (y) open market purchases;

(iii) any Term Loans assigned to the Borrower shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(iv) no Event of Default has occurred or is continuing;

(v) any non-cash gain in respect of “cancellation of indebtedness” resulting from the cancellation of any Term Loans purchased by the Borrower shall not increase EBITDAR; and

(vi) the assignment to the Borrower and cancellation of Term Loans in connection with a Dutch Auction or open market purchases shall not constitute a mandatory or voluntary payment for purposes of Section 2.12 or 2.13, and shall not be subject to Section 8.08, but the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 10.02(g) and each principal repayment installment with respect to the Term Loans shall be reduced pro rata by the aggregate principal amount of Term Loans purchased.

SECTION 10.03. Confidentiality. Each Lender and each Agent agrees to keep any information delivered or made available by or on behalf of the Borrower to it confidential, in accordance with its customary procedures, from anyone other than persons employed or retained by such Lender or Agent who are or are expected to become engaged in evaluating, approving, structuring or administering the Term Loans, and who are advised by such Lender or Agent of the confidential nature of such information; provided that nothing herein shall prevent any Lender or Agent from disclosing such information (a) to any of its Related Parties and their respective agents, legal counsel, auditors and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential, and the applicable Lender or Agent shall be responsible for compliance by such Persons with such obligation) or to any other Lender, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority (including in connection with any audit or examination by a bank examiner exercising examination or regulatory authority over such Lender or Agent), (d) which has been publicly disclosed other than as a result of a disclosure by any Lender or Agent which is not permitted by this Agreement, (e) in connection with any litigation to which any Lender or Agent, or their respective Affiliates may be a party to the extent reasonably required, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder, (g) with the Borrower’s consent, (h) to any nationally recognized rating agency that requires access to information about a Lender or Agent’s investment portfolio in connection with ratings issued with respect to such Lender or Agent and (i) to any actual or proposed participant or assignee of all or part of its rights hereunder or to any direct or indirect contractual counterparty (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations, in each case, subject to the proviso in Section 10.02(f) (with any reference to any assignee or participant set forth in such proviso being deemed to include a reference to such contractual counterparty for purposes of this Section 10.03(i)). If any Lender or Agent is in any manner requested or required to disclose any of the information delivered or made available to it by the Borrower under clauses (b) or (e) of this Section, such Lender or Agent will, to the extent permitted by law, provide the Borrower with prompt notice, to the extent reasonable, so that the Borrower may seek, at its sole expense, a protective order or other appropriate remedy or may waive compliance with this Section. In addition, any Lender or Agent may disclose information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.

SECTION 10.04. Expenses; Indemnity; Damage Waiver. (a) (i) The Borrower shall pay or reimburse: (A) all reasonable fees and reasonable out-of-pocket expenses of the Administrative Agent and the Arrangers (limited in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of Milbank LLP, as counsel to the Administrative Agent) associated with the syndication of the credit facility provided for herein, and the preparation, execution, delivery and administration of the Loan Documents and (in the case of the Administrative Agent) any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated); and (B) all fees and out-of-pocket expenses of the Administrative Agent and the Lenders (limited in the case of legal fees and expenses, to one (1) outside counsel to the Administrative Agent and the Lenders, taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel to all such similarly situated affected parties)) in connection with the enforcement of the Loan Documents.

(ii) The Borrower shall pay or reimburse all reasonable fees and reasonable expenses of the Administrative Agent and the Appraisers incurred in connection with the Administrative Agent’s (x) periodic appraisals and (y) other monitoring of Collateral as allowed hereunder.

(iii) All payments or reimbursements pursuant to the foregoing clauses (a)(i) and (ii) shall be paid within thirty (30) days of written demand together with back-up documentation supporting such reimbursement request.

(b) The Borrower shall indemnify each Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (limited in the case of legal fees and expenses, to one (1) outside counsel to all Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest, an additional counsel to all such similarly situated affected Indemnitees)) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Term Loan or the use of the proceeds therefrom, (iii) in connection with clauses (i) and (ii) above, any Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related to or asserted against the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Borrower, its equity holders, affiliates or creditors or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to (x) have resulted from the material breach of the obligations of such Indemnitee under the Loan Documents or the gross negligence or willful misconduct of such Indemnitee or (y) arise from disputes solely among the Indemnitees (other than any dispute involving claims against any Person in its capacity as an Agent or similar role hereunder) that do not involve an act or omission by the Borrower or any of its Subsidiaries. For the avoidance of doubt, no Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such Indemnitee. This Section 10.04(b) shall not apply with respect to Taxes other than Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section 10.04, each Lender severally agrees to pay to the Administrative Agent such portion of the unpaid amount equal to such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, neither the Borrower nor any Indemnitee shall have any liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Term Loan or the use of the proceeds thereof (other than in respect of such damages incurred or paid by an Indemnitee to a third party).

SECTION 10.05. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall, to the extent permitted by law, be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 10.05. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.06. No Waiver. No failure on the part of the Administrative Agent or the Collateral Trustee or any of the Lenders to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

SECTION 10.07. Extension of Maturity. Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

SECTION 10.08. Amendments, etc.

(a) Except as set forth in Sections 2.09 and Section 2.23 or as otherwise set forth in this Agreement, no modification, amendment or waiver of any provision of this Agreement or any Collateral Document (other than the Collateral Trust Agreement, the

Security Agreement and the UK Debenture, each of which may be amended in accordance with its terms), and no consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or signed by the Administrative Agent with the consent of the Required Lenders), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification or amendment shall without the prior written consent of:

(i) each Lender directly and adversely affected thereby (A) reduce the principal amount of any Term Loan or the rate of interest payable thereon (provided that only the consent of the Required Lenders shall be necessary for a waiver of default interest referred to in Section 2.08), or extend any date for the payment of principal, interest or Fees hereunder or reduce any Fees payable hereunder or extend the final maturity of the Borrower’s obligations hereunder or (B) amend, modify or waive any provision of Sections 2.17(b) or (e); and

(ii) all of the Lenders (A) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders or (B) amend this Section 10.08 that has the effect of changing the number or percentage of Lenders that must approve any modification, amendment, waiver or consent or modify the percentage of the Lenders required in the definition of Required Lenders or (C) release all or substantially all of the Liens granted to the Collateral Trustee for the benefit of the Secured Parties hereunder or under any other Loan Document (except to the extent contemplated by Section 6.05 on the date hereof or the Collateral Trust Agreement).

provided further, that any Collateral Document may be amended, supplemented or otherwise modified with the consent of the Borrower and the Collateral Trustee (i) to add assets (or categories of assets) to the Collateral covered by such Loan Document or (ii) to remove any asset or type or category of asset (including after-acquired assets of that type or category) from the Collateral covered by such Loan Document to the extent the release thereof is permitted by the Loan Documents.

(b) No such amendment or modification shall adversely affect the rights and obligations of the Administrative Agent or the Collateral Trustee hereunder without its prior written consent.

(c) No notice to or demand on the Borrower shall entitle the Borrower to any other or further notice or demand in the same, similar or other circumstances. Each assignee under Section 10.02(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest on the Term Loans held by such Lender. No amendment to this Agreement shall be effective against the Borrower unless signed by the Borrower.

(d) Notwithstanding anything to the contrary contained in Section 10.08(a), (i) in the event that the Borrower requests that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders or the consent of all Lenders directly and adversely affected thereby and, in each case, such modification or amendment is agreed to by the Required Lenders, then the Borrower may replace any non-consenting Lender in accordance with Section 10.02; provided that such amendment or modification can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this clause (i)); (ii) [reserved], (iii) [reserved] and (iv) if the Administrative Agent and the Borrower shall have jointly identified any ambiguity, mistake, typographical error or other obvious error or any error or omission of a technical or immaterial nature in any provision of the Loan Documents (including the exhibits and schedules thereto), then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

(e) In addition, notwithstanding anything to the contrary contained in Section 10.08(a), this Agreement and, as appropriate, the other Loan Documents, may be amended with the written consent of the Administrative Agent (not to be unreasonably withheld or delayed), the Borrower and the lenders providing the relevant Replacement Term Loans (as defined below) as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower (x) to permit the refinancing, replacement or modification of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder (any such amendment, a “Refinancing Amendment”) and (y) to include appropriately the Lenders holding such credit facilities in any determination of Required Lenders; provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Margins for such Replacement Term Loans shall not be higher than the Applicable Margins for such Refinanced Term Loans, (iii) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest Term Loan Maturity Date in effect immediately prior to such refinancing. The effectiveness of (and the borrowing under) any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.01(f) (other than the representations and warranties set forth in Sections 3.04(b) and 3.06(a)) and 4.01(g) (it being understood that all references to the making or borrowing of Term Loans or similar language in such Section 4.01 shall be deemed to refer to the effective date of such Refinancing Amendment) and such other conditions as the parties thereto shall agree.

(f) In addition, notwithstanding anything to the contrary contained in Section 10.08, the Borrower may from time to time deliver to the Administrative Agent an updated Collateral schedule to replace the then-existing Collateral schedule in connection with (x) any Disposition by the Borrower of Collateral pursuant to Section 6.05 or (y) any designation of Cure Collateral as Collateral.

SECTION 10.09. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.10. Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

SECTION 10.11. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any other amount payable under this Agreement is outstanding. The provisions of Sections 2.14, 2.15, 2.16 and 10.04 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans or the termination of this Agreement or any provision hereof.

SECTION 10.12. Execution in Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic .pdf copy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 10.14. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.15. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise related to the Transactions will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its affiliates, on the other hand. The parties hereto acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower and its Subsidiaries, on the other hand, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, affiliates, creditors or any other Person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

SECTION 10.16. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write down and conversion powers of the applicable Resolution Authority.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

BORROWER:

DELTA AIR LINES, INC., a Delaware corporation

By:	/s/ Kenneth W. Morge II
Name: Kenneth W. Morge II
Title: Vice President and Treasurer

[Signature Page to Delta Credit Agreement – Term Loan Facility]

BARCLAYS BANK PLC as Administrative Agent and as a Lender

By:	/s/ Tom Blouin
Name: Tom Blouin
Title: Managing Director

[Signature Page to Delta Credit Agreement – Term Loan Facility]

U.S. BANK NATIONAL ASSOCIATION, as Collateral Trustee

By:	/s/ J. David Dever
Name: J. David Dever
Title: Vice President

[Signature Page to Delta Credit Agreement – Term Loan Facility]